Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133605
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 27, 2006)
13,397,000 Shares
IPC Holdings, Ltd.
Common Shares
$27.00 per share

          American International Group, Inc. (“AIG”) is selling 13,397,000 of our common shares. We will not receive any proceeds from the sale of the common shares by AIG. AIG has granted the underwriters an option to purchase up to 2,000,000 additional common shares to cover over-allotments.
      The common shares offered hereby are subject to limitations on ownership, transfer and voting rights, which generally prevent transfers to holders owning 10% or more of the common shares (beneficially or by attribution under certain U.S. tax rules) and limit the voting rights of any owner who owns 10% or more of common shares (beneficially or by attribution under certain U.S. tax rules) to less than 10% of total voting rights. See “Description of Common Shares and Preferred Shares that May Be Offered” beginning on page 31 of the accompanying prospectus.
      As of August 9, 2006, AIG owned 15,397,000 common shares, or approximately 24.2% of our issued and outstanding common shares.
      Our common shares are quoted on the Nasdaq Global Select Market under the symbol “IPCR”. The last reported sale price of our common shares on August 9, 2006 was $27.00 per share.
       Investing in the common shares involves risks. You are urged to carefully read the “Risk Factors” section beginning on page 7 of the accompanying prospectus to read about specific risks you should consider before investing in the common shares.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share		Total

Public offering price	$27.00	0	$361,719,000
Underwriting discount	$0.94	5	$12,660,165
Proceeds, before expenses, to AIG	$26.05	5	$349,058,835
      The underwriters expect to deliver the common shares against payment in New York, New York on or about August 15, 2006.

Sole Book-Runner
Citigroup
Lead Manager
Morgan Stanley
Co-Managers

Keefe, Bruyette & Woods Dowling & Partners	HSBC Ferris, Baker Watts	Wachovia Securities Fox-Pitt, Kelton
August 9, 2006

i

ABOUT THIS PROSPECTUS SUPPLEMENT
      You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains specific details regarding this offering and the accompanying prospectus contains information about our securities generally, some of which does not apply to this offering. This prospectus supplement may add, update or change information in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. The information contained on our website, www.ipcre.bm, is not a part of this prospectus supplement or the accompanying prospectus.
      You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, results of operations, financial condition and prospects may have changed since those dates.
      References in this prospectus supplement to the “Company”, “IPC”, “we”, “us” or “our” refer to IPC Holdings, Ltd. and its consolidated subsidiaries, unless the context otherwise requires. References to “IPC Holdings” refer solely to IPC Holdings, Ltd. unless the context otherwise requires. Unless otherwise stated, currency amounts in this prospectus supplement are in United States dollars (“$”).
      Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq Global Select Market. In granting such consent, the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement or in the accompanying prospectus.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission, which we refer to as the “SEC”. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common shares are traded on the Nasdaq Global Select Market under the symbol “IPCR”.
      The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Information furnished under the applicable items of our Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement or the accompanying prospectus, unless specifically stated. We incorporate by reference the documents listed below and filings that we will make after the date of this prospectus supplement made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, until we sell all of the securities that are offered hereby:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	Current Reports on Form 8-K filed January 13, January 23, January 25, February 21 (only with respect to Items 5.02 and 5.03), March 23, April 6, April 20, April 20 (only with respect to Item 8.01) and April 24, 2006.
      Our Internet address is www.ipcre.bm and the financial information section of our website is located at http://www.ipcre.bm/financials/quarterly-index.html. We make available free of charge, on or through our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: IPC Holdings, Ltd., 29 Richmond Road, Pembroke HM 08, Bermuda, (441) 298-5100; Attn: Corporate Secretary. The website addresses in this prospectus supplement relating to IPC are included for your information as inactive textual references only, and none of the content of our website is incorporated by reference into this prospectus supplement.
NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS
      This prospectus supplement and the accompanying prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are statements other than historical information or statements of current condition, including, but not limited to, expectations regarding market cycles, renewals and our ability to increase written premium volume and improve profit margins, market conditions, the impact of current market conditions and trends on future periods, the impact of our business strategy on our results, trends in pricing and claims, and the insurance and reinsurance market response to catastrophic events. Some forward-looking statements may be identified by our use of terms such as “believes”, “anticipates”, “intends”, “expects” or other words of similar import and relate to our plans and objectives for future operations. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this prospectus supplement and the accompanying prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We do not intend, and are under no obligation, to update any forward-looking statement contained in this prospectus supplement or the accompanying prospectus. The largest single factors in our results have been and will continue to be the severity or frequency of catastrophic events, which are inherently unpredictable. Numerous factors could cause our actual results to differ materially from those in the forward-looking statements, including, but not limited to, the following: (i) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (ii) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (iii) any lowering or loss of one of the financial ratings of IPC Holdings’ wholly-owned subsidiaries, IPCRe Limited (“IPCRe”) and/or IPCRe Europe Limited (“IPCRe Europe”); (iv) a decrease in the level of demand for property catastrophe reinsurance, or increased competition owing to increased capacity of property catastrophe reinsurers; (v) the payout for claims from hurricane Katrina, or other events, being faster than anticipated, which could result in a reduction in the amount of our investment portfolio; (vi) the effect of competition on market trends and pricing; (vii) loss of our non-admitted status in United States jurisdictions or the passage of federal or state legislation subjecting us to supervision or regulation in the United States; (viii) challenges by insurance regulators in the United States to our claim of exemption from insurance regulation under current laws; (ix) a contention by the United States Internal Revenue Service that we are engaged in the conduct of a trade or business within the U.S.; (x) loss of services of any one of our executive officers; (xi) changes in interest rates and/or equity values in the United States of America and elsewhere; or (xii) changes in exchange rates and greater than expected currency exposure.

IPC HOLDINGS, LTD.
Business
      We provide property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2005, approximately 83% of our gross premiums written, excluding reinstatement premiums, covered property catastrophe risks. Property catastrophe reinsurance covers unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2005, we had approximately 258 clients from whom we received either annual/deposit or adjustment premiums, including many of the leading insurance companies around the world. In 2005, approximately 42% of those clients were based in the United States, and approximately 40% of gross premiums written, excluding reinstatement premiums, related primarily to U.S. risks. Our non-U.S. clients and covered risks are located principally in Europe, Japan, Australia and New Zealand. Our registered office and principal executive offices are located at 29 Richmond Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 298-5100.
Relationship with AIG
      IPC Holdings and its wholly-owned subsidiary, IPCRe, were formed as Bermuda companies and commenced operations in June 1993 through the sponsorship of AIG. AIG is a holding company incorporated in Delaware which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG purchased 24.4% of IPC Holdings’ initial share capital in 1993 and, as of August 9, 2006 AIG owns 15,397,000 common shares, or approximately 24.2%, of our issued and outstanding common shares.
      On April 19, 2006, AIG notified us that it intended to exercise its demand registration rights to register for sale up to 15,397,000 common shares it owns in a public offering. AIG’s demand registration rights were provided to AIG pursuant to a letter agreement dated October 31, 2005 on the terms and subject to the conditions specified with respect to demand registration rights held by AIG pursuant to the previously in-effect registration rights agreement, dated as of March 13, 1996, by and between the Company and certain rightholders set forth therein. Pursuant to the letter agreement, AIG agreed to pay all of our out-of-pocket expenses (as well as bear its own expenses) in connection with the performance by us of our registration obligations under the letter agreement.
      Since our formation, subsidiaries of AIG have provided administrative, investment management and custodial services to us, and a member of the Boards of Directors of IPC Holdings, and of our subsidiaries IPCRe and IPCRe Underwriting Services Limited (“IPCUSL”), is also a director and officer of American International Company, Ltd. (“AICO”), a wholly-owned subsidiary of AIG. For a detailed description, see “Plan of Distribution — Secondary Sales by AIG — Certain Business Relationships” beginning on page 57 in the accompanying prospectus. Regardless of AIG’s sale of all its IPC common shares, AIG’s provision of administrative, investment management and other services to us is intended to continue, as will the foregoing board membership by the president and chief executive officer of AICO.
DESCRIPTION OF COMMON SHARES
      For a detailed description of our common shares offered hereby, see “Description of Common Shares and Preferred Shares that May Be Offered” beginning on page 31 of the accompanying prospectus.
      As discussed therein, the common shares are subject to limitations on ownership, transfer and voting rights, which generally prevent transfers to holders owning 10% or more of the common shares (beneficially or by attribution under certain U.S. tax rules) and limit the voting rights of any owner who owns 10% or more of common shares (beneficially or by attribution under certain U.S. tax rules) to less than 10% of total voting rights.

SECONDARY SALE BY AIG
      All of the common shares offered by this prospectus supplement, which we refer to as the “Offering”, are being offered by AIG, as selling securityholder.
      The following table sets forth information as of August 4, 2006 regarding beneficial ownership of common shares by AIG, all of which are offered pursuant this prospectus supplement.

	Beneficial Ownership of			Beneficial Ownership of
	Selling Securityholder			Selling Securityholder
	Before the Offering(1)			After the Offering(1)(3)
Name and Address of			Number of Common
Beneficial Owner	Number	Percentage(2)	Shares Offered	Number	Percentage(2)

American International Group, Inc.	15,397,000	24.2%	13,397,000	2,000,000	3.1%
70 Pine Street
New York, New York 10270

(1)	Our Bye-Laws contain provisions limiting the total voting power of shareholders owning specified percentages of our common shares. See “Description of Common Shares and Preferred Shares that May Be Offered” in the accompanying Prospectus.

(2)	Calculated on the basis of 63,610,492 common shares issued and outstanding as of August 4, 2006.

(3)	Calculated assuming that the underwriters’ over-allotment option is not exercised. If the underwriters’ over-allotment option is exercised in full, AIG will not hold any of our common shares.

SELECTED CONSOLIDATED FINANCIAL DATA
      The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. The statement of income data for the years ended December 31, 2005, 2004, and 2003, and the selected balance sheet data as of December 31, 2005, 2004, and 2003, are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. The selected consolidated financial information as of and for the six months ended June 30, 2006 and 2005 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the six months ended June 30, 2006 and June 30, 2005, respectively, which statements reflect, in the opinion of management, all normal recurring adjustments considered necessary for a fair presentation of our consolidated results of operations and financial condition for the periods presented. This selected consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. These historical results are not necessarily indicative of results to be expected for any future period.
      The following selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Six Months Ended June 30,		Year Ended December 31,

	2006	2005	2005	2004	2003

	(Unaudited)	(Unaudited)
	All $ in thousands, except per share amounts
Statement of Income Data
Gross premiums written	$355,918	$292,835	$472,387	$378,409	$322,762
Net premiums earned	187,713	169,167	$452,522	$354,882	$298,901
Net investment income	55,668	32,372	$71,757	$51,220	$47,089
Other income	1,762	2,136	5,234	4,296	3,348
Net loss and loss adjustment expenses incurred	35,483	62,370	1,072,662	215,608	54,382
Net acquisition costs	17,832	16,562	39,249	37,682	30,867
General and administrative expenses	15,121	11,794	27,466	23,151	19,103
Net foreign exchange (gain) loss	(2,855)	2,766	2,979	1,290	(1,910)
Net realized gains (losses), on investments	(8,093)	(2,178)	(10,556)	5,946	13,733
Net income (loss)	171,469	108,005	(623,399)	138,613	260,629
Dividend on preferred shares	8,612	—	2,664	—	—
Net income (loss) available to common shareholders	162,857	108,005	(626,063)	138,613	260,629
Net income (loss) per common share(1)	$2.36	$2.23	$(12.30)	$2.87	$5.40
Weighted average shares outstanding(1)	72,626,599	48,427,886	50,901,282	48,376,865	48,302,579
Cash dividend per common share	0.32	0.48	0.88	0.88	0.72

	Six Months Ended June 30,		Year Ended December 31,

	2006	2005	2005	2004	2003

	(Unaudited)	(Unaudited)
	All $ in thousands, except per share amounts
Other Data
Loss and loss adjustment expense ratio(2)	18.9%	36.9%	237.0%	60.8%	18.2%
Expense ratio(2)	17.6%	16.7%	14.8%	17.1%	16.7%
Return on average common equity(3)	22.5%	12.7%	(39.5)%	8.6%	18.2%
Balance Sheet Data (at end of period)
Total cash and investments	$2,448,487	$1,947,337	$2,559,846	$1,901,094	$1,671,423
Reinsurance premiums receivable	272,141	180,249	180,798	85,086	61,194
Total assets	2,787,916	2,187,209	2,778,281	2,028,290	1,769,458
Reserve for losses and loss adjustment expenses	787,449	232,536	1,072,056	274,463	123,320
Unearned premiums	224,951	181,731	66,311	68,465	61,795
Total shareholders’ equity	$1,741,462	$1,742,543	$1,616,400	$1,668,439	$1,569,159
Diluted book value per common share(4)	$23.97	$35.97	$22.26	$34.44	$32.46

(1)	Net income per common share is calculated using the weighted average number of common shares outstanding during the relevant year. The weighted average number of shares includes common shares, convertible preferred shares, employee stock options and stock grants, using the treasury stock method. The net (loss) per common share for year ended December 31, 2005 is calculated using the weighted average number of shares outstanding during the year, excluding the dilutive effect of convertible preferred shares, employee stock options and stock grants.

(2)	The loss and loss adjustment expense ratio is calculated by dividing the net losses and loss expenses incurred by the net premiums earned. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio.

(3)	Return on average equity is calculated as the annualized net income (loss) available to shareholders divided by the average of the common shareholders’ equity on the first and last day of the respective period.

(4)	Diluted book value per common share is calculated as shareholders’ equity divided by the number of common shares outstanding on the balance sheet date, after considering the dilutive effects of convertible preferred shares, stock grants and the options granted to employees, calculated using the treasury stock method. At June 30, 2006, the number of shares outstanding, including the dilutive effect of convertible preferred shares, employee stock options and stock grants using the treasury stock method was 72,642,589.

CAPITALIZATION
      The following table sets forth our consolidated capitalization as of June 30, 2006. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of June 30, 2006

(In millions)
Debt Outstanding	$—
Shareholders’ Equity
Preferred Shares, $0.01 par value; 35,000,000 shares authorized: issued — 9,000,000 Series A Mandatory Convertible Preferred Shares	0.1
Common Shares, $0.01 par value; 150,000,000 shares authorized: issued — 63,703,567 shares	0.6
Additional paid-in capital	1,472.5
Retained earnings	194.7
Accumulated other comprehensive income	73.6

Total Shareholders’ equity	$1,741.5

USE OF PROCEEDS
      The common shares offered in this prospectus supplement will be sold by AIG. We will not receive any proceeds from the Offering. AIG agreed to pay all of our out-of-pocket expenses (as well as bear its own expenses) in connection with the performance by us of our contractual registration obligations.
PRICE RANGE OF COMMON SHARES
      Our common shares are quoted on the Nasdaq Global Select Market under the symbol “IPCR”. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common shares as reported on the Nasdaq Global Select Market. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.

	High	Low

Year ended December 31, 2004
1st Quarter	$43.10	$37.80
2nd Quarter	40.95	34.78
3rd Quarter	39.00	36.04
4th Quarter	45.00	36.50
Year ended December 31, 2005
1st Quarter	$43.90	$38.20
2nd Quarter	40.25	36.75
3rd Quarter	42.31	28.25
4th Quarter	32.70	25.01
Year ended December 31, 2006
1st Quarter	$28.70	$25.71
2nd Quarter	28.25	23.81
3rd Quarter (through August 9, 2006)	29.26	24.50
      Our common shares are also listed on the Bermuda Stock Exchange.
      On August 9, 2006, the last reported sale price for our common shares was $27.00 per share. As of August 4, 2006, there were approximately 71 holders of record of our common shares.
DIVIDENDS
      On July 25, 2006, we declared a dividend of $0.16 per share, to be paid on September 21, 2006 to shareholders of record on September 5, 2006. In March and June 2006, we paid dividends of $0.16 per share to our shareholders.
      In March, June and September 2005, we paid dividends of $0.24 per common share, and in December 2005, we paid dividends of $0.16 per common share. In March and June 2004, we paid dividends of $0.20 per common share, and in September and December 2004 we paid dividends of $0.24 per common share. The amount and timing of dividends is at the discretion of our Board of Directors and is dependant upon our profits and financial requirements, as well as loss experience, business opportunities and any other factors that the Board deems relevant. In addition, if we have funds available for distribution, we may nevertheless determine that such funds should be retained for the purposes of replenishing capital, expanding premium writings or other purposes.
      IPC Holdings is a holding company and conducts no reinsurance operations of its own. Its cash flows are otherwise limited to distributions from IPCRe and IPCUSL by way of dividends or loans. We will rely on cash dividends or loans from IPCRe to pay cash dividends, if any, to our shareholders. The payment of dividends by IPCRe to us is limited under Bermuda law and regulations, including Bermuda insurance law. Under the Insurance Act 1978 of Bermuda, and related regulations, as amended, which we refer to as the “Insurance Act”, IPCRe is required to maintain a minimum solvency margin and a minimum liquidity ratio and is prohibited from declaring or paying any dividends if to do so would cause IPCRe to fail to meet its minimum solvency margin and minimum liquidity ratio. Under the Insurance Act, IPCRe is prohibited from paying dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files with the Bermuda Monetary Authority at least seven days before payment of such dividend an affidavit stating that the declaration of such dividends has not caused it to fail to meet its minimum solvency margin and minimum liquidity ratio. The Insurance Act also prohibits IPCRe from declaring or paying dividends without the approval of the Bermuda Monetary Authority if IPCRe failed to meet its minimum solvency margin and minimum liquidity ratio on the last day of the previous financial year. The maximum amount of dividends that could be paid by IPCRe to IPC Holdings at June 30, 2006 without such notification is approximately $430.7 million. In addition, IPCRe is prohibited under the Insurance Act from reducing its total statutory capital (as set out in its previous year’s financial statements) by more than 15% without the approval of the Bermuda Monetary Authority. As a result of these factors, there can be no assurance that our dividend policy will not change or that we will declare or pay any dividends. For a discussion of our credit agreement, see “IPC Holdings is a holding company, and consequently, is dependent on IPCRe’s payments of cash dividends or making of loans” on page 10 of the accompanying prospectus.
U.S. FEDERAL TAX CONSIDERATIONS
      For a description of the U.S. federal tax considerations, see “Certain United States Federal Tax Considerations for Holders of Common Shares” in the accompanying prospectus.
      In addition, we note that, as a result of a change in law since the date of the accompanying prospectus, dividends paid to you in taxable years beginning before January 1, 2011 (rather than January 1, 2009) that constitute “qualified dividend income” will be taxable to you at a maximum rate of 15% if the criteria described in “Certain United States Federal Tax Considerations for Holders of Common Shares — Taxation of U.S. Holders — Dividends” in the accompanying prospectus are otherwise satisfied.

UNDERWRITING
      Citigroup Global Markets Inc. is acting as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and AIG has agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number of
Underwriter	Common Shares

Citigroup Global Markets Inc.	5,358,800
Morgan Stanley & Co. Incorporated	2,679,400
Keefe, Bruyette & Woods, Inc.	1,339,700
HSBC Securities (USA) Inc.	1,004,775
Wachovia Capital Markets, LLC	1,004,775
Dowling & Partners Securities, LLC	669,850
Ferris, Baker Watts, Inc.	669,850
Fox-Pitt, Kelton Incorporated	669,850

Total	13,397,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in the Offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.
      The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.567 per share. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.
      AIG has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,000,000 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent the option is exercised, each underwriter must purchase a number of additional common shares proportionate to that underwriter’s initial purchase commitment.
      We, AIG and some of our officers and our directors have agreed that for a period of 60 days from the date of this prospectus supplement, subject to certain exceptions, we will not, without the prior written consent of the representative, dispose of or hedge any shares or any securities convertible into or exchangeable for shares. The representative in its sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.
      In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.
      Each purchaser of shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.
      For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each relevant member state.
      The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.
      This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.
      Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the shares to the public in France.
Such offers, sales and distributions will be made in France only

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
      Our common shares are quoted on the Nasdaq Global Select Market under the symbol “IPCR”.
      The following table shows the underwriting discounts and commissions that AIG is to pay to the underwriters in connection with the Offering.

Per Share	$0.945
Total	$12,660,165
      In connection with the Offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the Offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of shares made for the purpose of preventing or retarding a decline in the market price of the shares while the Offering is in progress.
      Prior to purchasing the common shares being offered in this prospectus supplement, on August 9, 2006 one of the underwriters purchased on behalf of the syndicate 46,000 common shares at a price of $27.00 in stabilizing transactions.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      Certain of the underwriters have performed investment banking and advisory services for us and for AIG from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and for AIG in the ordinary course of their business. In addition, an affiliate of Citigroup Global Markets Inc., acts as a lender under our $200 million credit facility.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.
      We and AIG have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

VALIDITY OF THE SECURITIES
      The validity of the common shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain matters of New York law and certain United States federal income taxation matters will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP may rely as to matters of Bermuda law upon the opinion of Conyers Dill & Pearman. Conyers Dill & Pearman may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell. Sullivan & Cromwell LLP, who serves as our U.S. counsel, also represents AIG and its subsidiaries on an ongoing basis.
EXPERTS
      The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by KPMG, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

IPC Holdings, Ltd.
Senior Debt Securities
Subordinated Debt Securities
Common Shares
Preferred Shares
Depositary Shares
Share Purchase Contracts
Units

        The securities listed above, or any combinations thereof, are the securities that IPC Holdings, Ltd. may issue under this prospectus. We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
      We may offer these securities, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. In particular (but without limitation to the foregoing), American International Group, Inc., or “AIG”, may sell common shares owned by it on terms described herein and in the applicable prospectus supplement. We will not receive any of the proceeds from any such sale of the common shares by AIG.
      IPC Holdings, Ltd.’s common shares are quoted on the Nasdaq National Market System under the symbol “IPCR”.
      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
      This prospectus and applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, IPC Holdings, Ltd. or any of its respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated April 27, 2006.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we may sell any combination of the securities described in this prospectus in one or more offerings.
      This prospectus describes some of the general terms that may apply to the securities that may be offered and the general manner in which the securities may be offered. Each time securities are sold hereunder, we will provide a prospectus supplement containing specific information about the terms of the securities being offered and the manner in which they may be offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material”. A prospectus supplement or any such other offering material provided may include a discussion of any risk factors or other special considerations applicable to those securities or to us. This prospectus includes a discussion of material United States federal income tax considerations applicable to an investment in our common shares, and the applicable prospectus supplement or any other offering material provided may also include a discussion of additional material United States federal income tax considerations related to an investment in our common shares or to an investment in other securities. This prospectus includes a general discussion of considerations under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA”, and the applicable prospectus supplement may also include additional ERISA disclosure. A prospectus supplement or such other offering material may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or other offering material, you must rely on the information in the prospectus supplement or other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided. You should read this prospectus and any prospectus supplement or other offering material together with additional information described under the heading “Where You Can Find More Information”.
      The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s public reference room mentioned under the heading “Where You Can Find More Information”.
      We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly to purchasers or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. In addition, selling securityholders may sell securities on terms described in the applicable prospectus supplement.
      Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the United States Securities Act of 1933, as amended, which we refer to as the “Securities Act”.
      References in this prospectus to the “Company”, “IPC”, “we”, “us” or “our” refer to IPC Holdings, Ltd. and its consolidated subsidiaries, unless the context otherwise requires. References to “IPC Holdings” refer solely to IPC Holdings, Ltd. unless the context otherwise requires.
      Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).
      You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference, and in other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. Neither we nor any underwriters or agents whom we may from time to time retain, have authorized anyone to provide you with different information. Neither we nor any selling securityholder is offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any document incorporated by reference, or any other offering material is truthful or complete at any date other than the date mentioned on the cover page of these documents.
      Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our offered securities to and between non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the Nasdaq National Market. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common shares are traded on the Nasdaq National Market System under the symbol “IPCR”.
      The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information furnished under the applicable items of our Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus, unless specifically stated in a prospectus supplement. We incorporate by reference the documents listed below and filings that we will make after the date of filing the initial registration statement and prior to the effectiveness of the registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, until we sell all of the securities that we have registered:

•	Annual Report on Form 10-K for the year ended December 31, 2005; and

•	Current Reports on Form 8-K filed January 13, January 23, January 25, February 21 (only with respect to Items 5.02 and 5.03), March 23, April 6, April 20, April 20 (only with respect to Item 8.01) and April 24, 2006.
      Our Internet address is www.ipcre.bm and the financial information section of our web site is located at http://www.ipcre.bm/financials/quarterly-index.html. We make available free of charge, on or through the investor relations section of our web site, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: IPC Holdings, Ltd., 29 Richmond Road, Pembroke HM 08, Bermuda, (441) 298-5100; Attn: Corporate Secretary. The

website addresses in this prospectus relating to IPC are included for your information as inactive textual references only, and none of the content of our website is incorporated by reference into this prospectus.
NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS
      This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are statements other than historical information or statements of current condition, including, but not limited to, expectations regarding market cycles, renewals and our ability to increase written premium volume and improve profit margins, market conditions, the impact of current market conditions and trends on future periods, the impact of our business strategy on our results, trends in pricing and claims, expected losses from catastrophic events and the insurance and reinsurance market response to catastrophic events. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” or other words of similar import and relate to our plans and objectives for future operations. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We do not intend, and are under no obligation, to update any forward-looking statement contained in this prospectus. The largest single factors in our results have been and will continue to be the severity or frequency of catastrophic events, which are inherently unpredictable. Numerous factors could cause our actual results to differ materially from those in the forward-looking statements, including, but not limited to, the following: (i) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our estimates; (ii) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (iii) any lowering or loss of one of the financial ratings of IPC Holdings’ wholly-owned subsidiaries, IPCRe Limited (“IPCRe”) and/or IPCRe Europe Limited (“IPCRe Europe”); (iv) a decrease in the level of demand for property catastrophe reinsurance, or increased competition owing to increased capacity of property catastrophe reinsurers; (v) the effect of competition on market trends and pricing; (vi) loss of our non-admitted status in United States jurisdictions or the passage of federal or state legislation subjecting us to supervision or regulation in the United States; (vii) challenges by insurance regulators in the United States to our claim of exemption from insurance regulation under current laws; (viii) a contention by the United States Internal Revenue Service that we are engaged in the conduct of a trade or business within the U.S.; (ix) loss of services of any one of our executive officers; (x) changes in interest rates and/or equity values in the United States of America and elsewhere; or (xi) changes in exchange rates and greater than expected currency exposure.

IPC HOLDINGS, LTD.
Business
      We provide property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2005, approximately 83% of our gross premiums written, excluding reinstatement premiums, covered property catastrophe risks. Property catastrophe reinsurance covers unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2005, we had approximately 258 clients from whom we received either annual/deposit or adjustment premiums, including many of the leading insurance companies around the world. In 2005, approximately 42% of those clients were based in the United States, and approximately 40% of gross premiums written, excluding reinstatement premiums, related primarily to U.S. risks. Our non-U.S. clients and covered risks are located principally in Europe, Japan, Australia and New Zealand.
Relationship with AIG
      IPC Holdings and its wholly-owned subsidiary, IPCRe, were formed as Bermuda companies and commenced operations in June 1993 through the sponsorship of AIG, a holding company incorporated in Delaware, which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. As of the date of this prospectus, AIG owns 15,397,000, or 24.2%, of our issued and outstanding common shares. Since our formation, subsidiaries of AIG have provided administrative, investment management and other services to us, and one of the members of the Boards of Directors of IPC Holdings, and of our subsidiaries IPCRe and IPCRe Underwriting Services Limited (“IPCUSL”), is also the president and chief executive officer of American International Company, Ltd. (“AICO”), a wholly-owned subsidiary of AIG. Pursuant to a letter agreement dated October 31, 2005, we have provided AIG with three demand registration rights covering its existing common share ownership until December 31, 2012, as discussed in greater detail under “Plan of Distribution — Secondary Sales by AIG” below. Other than AIG, as described herein, none of our securityholders currently has registration rights. For a discussion of the limitation of voting rights of any 10% or more beneficial owner of common shares (including AIG) to less than 10% of total voting rights, see “Description of Common Shares and Preferred Shares that May Be Offered” in this prospectus. On April 19, 2006, AIG notified us that it intended to exercise its demand registration rights to register for sale up to all of the 15,397,000 IPC common shares it owns in a public offering, subject to market conditions. The manner, timing and execution of any sale of AIG’s IPC shares is in AIG’s discretion and subject to market conditions and there is no assurance it will occur. Regardless of any such sale, AIG’s provision of administrative, investment management and other services to us is intended to continue following any such sale, as will the foregoing board membership by the president and chief executive officer of AICO.
Our Executive Offices
      Our registered office and principal executive offices are located at 29 Richmond Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 298-5100.
USE OF PROCEEDS
      We intend to use the net proceeds from primary sales of the securities referenced in this prospectus to provide additional capital for reinsurance operations and general corporate purposes, or for any other purpose disclosed in the applicable prospectus supplement. Any selling securityholders (including AIG in the event of a sale of the common shares owned by it) will receive all the proceeds from any secondary sale of the securities. We will not receive any proceeds from such secondary sales by selling securityholders.

RISK FACTORS
      Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.
Risks Related to Our Business
      We face a variety of risks that are substantial and inherent in our business, including catastrophe, market, liquidity, credit, operational, legal and regulatory risks. Our business, by its nature, does not produce predictable earnings. The following are some of the more important factors that could affect our business.

The occurrence of severe catastrophic events may cause our financial results to be volatile.
      Because we underwrite property catastrophe reinsurance and have large aggregate exposures to natural and man-made disasters, our management expects that our loss experience generally will include infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to cause substantial volatility in our financial results. In addition, because catastrophes are an inherent risk of our business, a major event or series of events can be expected to occur from time to time and to have a material adverse effect on our financial condition and results of operations, possibly to the extent of eliminating our shareholders’ equity. Increases in the values and concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years, and we expect that those factors will increase the severity of catastrophe losses in the future.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.
      Our property catastrophe reinsurance contracts cover unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other natural or man-made disasters. We currently seek to limit our loss exposure principally by offering most of our products on an excess-of-loss basis, adhering to maximum limitations on reinsurance accepted in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. We cannot be certain that any of these loss limitation methods will be effective. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intended. Disputes relating to coverage or choice of legal forum may arise. Geographic zone limitations involve significant underwriting judgements, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. Underwriting is inherently a matter of judgement, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our management’s expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders’ equity and statutory surplus or requiring us to raise additional capital on disadvantageous terms.

Establishing reserves for catastrophes is an inherently uncertain process and, if we are required to greatly increase our loss reserves, our operating results may significantly decrease.
      Under U.S. generally accepted accounting principles, IPCRe is not permitted to establish loss reserves with respect to our property catastrophe reinsurance until an event occurs which may give rise to a claim. As a result, we can only reserve for known losses, and not for expected future losses. Claims arising from future catastrophic events can be expected to require the establishment of substantial reserves from time to time.
      The establishment of appropriate reserves for catastrophes is an inherently uncertain process. Reserve estimates by property catastrophe reinsurers, such as us, may be inherently less reliable than the reserve estimates of reinsurers in other lines of business. Our own historical loss experience by itself may be inadequate for estimating reserves, and we utilize various loss forecasting models and industry loss data as well as industry experience of our management for this purpose. Loss reserves represent our estimates, at a given point in time, of the ultimate settlement and administration costs of losses incurred (including incurred but not reported, or “IBNR”, losses and reported but not enough, or “RBNE”, amounts) and these estimates are regularly reviewed and updated, using the most current information available to management. Consequently, the ultimate liability for a catastrophic loss is likely to differ from the original estimate. Whenever we determine that any existing loss reserves are inadequate, we are required to increase our loss reserves with a corresponding reduction, which could be material, to our operating results in the period in which the deficiency is identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could have a material adverse effect on our financial condition or results of operations in any particular period.
      Unlike the loss reserves of U.S. insurers, our loss reserves are not regularly examined by insurance regulators, although, as a registered Class 4 insurer, we are required to submit an opinion of our approved loss reserve specialist with our annual statutory financial return in respect of our losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified property and casualty actuary, must be approved by the Bermuda Monetary Authority.

Uncertainty related to estimated losses from hurricanes Katrina, Rita and Wilma may further materially impact our financial results. As of March 31, 2006, we estimated that the aggregate losses from hurricanes Katrina, Rita and Wilma were $987 million. The impact of these events may materially increase as our ultimate liability is established.
      Based upon an analysis of the information available, as of March 31, 2006 we estimated that the aggregate losses from hurricanes Katrina, Rita and Wilma were $987 million. This estimated amount is based on industry insured loss estimates, output from both industry and proprietary models, including pre-event, modeled exposure data provided to us by client companies; a review of contracts potentially affected by the event, information received from both clients and brokers, and management’s estimates. We have also assumed that underlying policy terms and conditions would be upheld during the loss adjustment process.
      The unique circumstances and severity of hurricane Katrina, including the extent of flooding and limited access by claims adjusters, introduce additional uncertainty to the normally difficult process of estimating catastrophe losses. This is compounded by the potential for legal and regulatory issues arising regarding the scope of coverage, including causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire, business interruption or riot and civil commotion. We expect that these issues will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.
      The impact of losses from hurricanes Katrina, Rita and Wilma may exceed the estimate noted above as a result of, among other things, an increase in industry insured loss estimates, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed and inflation in repair costs due to the limited availability of labour and materials, in which case our financial results could be further materially adversely affected.

We are rated by A.M. Best and S & P, and a decline in these ratings could affect our standing among customers and cause our sales and earnings to decrease. As a result of the impact of hurricanes Katrina, Rita and Wilma on our financial condition, both A.M. Best and S & P lowered our ratings from A+ to A.
      Ratings are an important factor in establishing the competitive position of reinsurance companies. IPCRe and IPCRe Europe have an insurer financial strength rating of “A (Excellent; 3rd of 15 categories)” from A.M. Best and are rated “A (Strong; 6th of 18 categories)” for financial strength and counter-party credit by S & P. A.M. Best’s outlook with respect to IPCRe and IPCRe Europe is “stable”, while the outlook of S & P with respect to IPCRe and IPCRe Europe is “negative”. A.M. Best and S & P ratings reflect their opinions of a reinsurance company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, but are not evaluations directed to investors in our securities and are not recommendations to buy, sell or hold our securities. Our ratings are subject to periodic review by A.M. Best and S & P, and we cannot assure you that we will be able to retain those ratings. In November 2005, as a result of the devastation brought by hurricane Katrina and the adverse effect on our financial condition, A.M. Best lowered our rating from A+ to A. Shortly thereafter, S & P also lowered their rating from A+ to A. If these ratings are reduced from their current levels by A.M. Best and/or S & P, our competitive position in the insurance industry could suffer and it would be more difficult for us to market our products. A significant downgrade could result in a substantial loss of business as ceding companies move to other reinsurers with higher ratings, and a significant downgrade to a rating below A- by A.M. Best or S & P could trigger provisions allowing some cedants to opt to cancel their reinsurance contracts with us. On April 20, 2006, S & P reaffirmed the A ratings (with a continuing “negative” outlook) of IPCRe and IPCRe Europe as part of its annual rating review.

The reinsurance business is historically cyclical, and we have experienced, and can expect to experience in the future, periods with excess underwriting capacity and unfavorable premiums.
      Historically, property catastrophe reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices, the levels of insured losses and levels of industry capital which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the property catastrophe reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permits favourable premium levels. These cycles can be significantly affected by changes in the frequency and severity of losses suffered by insurers. We can expect to experience the effects of such cyclicality. Hurricanes Katrina, Rita and Wilma have resulted in additional capital being raised by our existing competitors and resulted in capital raising by new competitors, which may moderate premiums and/or premium increases for the reinsurance products we offer.

If IPC Holdings’ subsidiary, IPCRe, is unable to obtain the necessary credit we may not be able to offer reinsurance in the U.S.
      IPCRe is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the U.S. Because jurisdictions in the U.S. do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, IPCRe’s reinsurance contracts with U.S. clients generally require it to post a letter of credit or provide other security to cover potential liabilities to reinsureds. Currently IPCRe obtains letters of credit through several commercial banks. In turn, IPCRe provides the banks security by giving the banks a lien over certain of IPCRe’s investments in an amount not to exceed 118% of the aggregate letters of credit outstanding. Total letter of credit capacity available to us under these facilities is currently $700 million. If IPCRe were unable to obtain the necessary credit, IPCRe could be limited in its ability to write business for our clients in the United States.

Hurricane Katrina or other significant catastrophes may result in political, regulatory or industry initiatives which could adversely affect our business.
      Hurricane Katrina or other significant catastrophes may result in political, regulatory or industry initiatives that could adversely affect our business. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders of insurers and reinsurers. While we cannot predict whether hurricane Katrina or any other catastrophes will result in governmental initiatives which affect our business, such initiatives could adversely affect our business by:

•	Providing insurance and reinsurance capacity in markets that we target;

•	Requiring our participation in industry pools or guaranty associations;

•	Expanding the scope of coverage under existing insurance policies following hurricane Katrina;

•	Regulating the terms of insurance and/or reinsurance policies; or

•	Disproportionately benefiting the companies of one country over those of another.
      The insurance industry is also affected by political, judicial and legal developments that may create new and expanded theories of liability.

IPC Holdings is a holding company, and consequently, it is dependent on IPCRe’s and IPCUSL’s payments of cash dividends or making of loans.
      IPC Holdings is a holding company and conducts no reinsurance operations of its own. Its cash flows are limited to distributions from IPCRe and IPCUSL by way of dividends or loans. We will rely on cash dividends or loans from IPCRe to pay cash dividends, if any, to our shareholders. The payment of dividends by IPCRe to us is limited under Bermuda law and regulations, including Bermuda insurance law. Under the Insurance Act 1978 of Bermuda, and related regulations, as amended, which we refer to as the “Insurance Act”, IPCRe is required to maintain a minimum solvency margin and a minimum liquidity ratio and is prohibited from declaring or paying any dividends if to do so would cause IPCRe to fail to meet its minimum solvency margin and minimum liquidity ratio. Under the Insurance Act, IPCRe is prohibited from paying dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files with the Bermuda Monetary Authority at least seven days before payment of such dividend an affidavit stating that the declaration of such dividends has not caused it to fail to meet its minimum solvency margin and minimum liquidity ratio. The Insurance Act also prohibits IPCRe from declaring or paying dividends without the approval of the Bermuda Monetary Authority if IPCRe failed to meet its minimum solvency margin and minimum liquidity ratio on the last day of the previous financial year. In addition, IPCRe is prohibited under the Insurance Act from reducing its opening total statutory capital by more than 15% without the approval of the Authority. The maximum dividend payable by IPCRe in accordance with the foregoing restrictions as of March 31, 2006 was approximately $410.4 million. In addition, Bermuda corporate law prohibits a company from declaring or paying a dividend if there are reasonable grounds for believing that (i) the Company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.
      Effective April 13, 2006, IPC entered into a five-year, $500 million credit agreement with a syndicate of lenders. The credit agreement consists of a $250 million senior unsecured credit facility available for revolving borrowings and letters of credit, and a $250 million senior secured credit facility available for letters of credit. The revolving line of credit will be available for the working capital, liquidity and general corporate requirements of the Company and its subsidiaries. One of the significant covenants of the facility requires us to maintain a minimum consolidated net worth (shareholders’ equity) of $1 billion, plus 25%

of any positive net income for each fiscal year (beginning with the fiscal year ending December 31, 2006), plus 25% of aggregate increases in our shareholders’ equity after December 31, 2005 by reason of any equity issuance by us or other capital contributions to us. As of April 13, 2006, the maximum dividend payable by IPC Holdings under the terms of this credit facility was $523.6 million. As of the date of this prospectus, no amounts have been drawn under the facility, and we are in compliance with all terms and covenants required.

Changes in the regulatory scheme under which we operate could result in material adverse effects on our operations.
      IPCRe is a registered Class 4 Bermuda insurance company and is subject to regulation and supervision in Bermuda. Among other things, Bermuda statutes, regulations and policies of the Bermuda Monetary Authority require IPCRe to maintain minimum levels of capital, surplus and liquidity, impose restrictions on the amount and type of investments it may hold, prescribe solvency standards that it must meet, limit transfers of ownership of its shares, and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict the ability of IPCRe to write new business or, as indicated above, distribute funds to IPC Holdings.
      Neither IPC Holdings nor IPCRe is registered or licensed as an insurance company in any jurisdiction in the U.S.; a substantial portion of IPCRe’s premiums, however, come from, and are expected to continue to come from, ceding insurers in the U.S. The insurance laws of each state in the U.S. regulate the sale of insurance and reinsurance within their jurisdiction by foreign insurers, such as IPCRe. IPCRe conducts its business through its offices in Bermuda and does not maintain an office, and its personnel do not solicit, advertise, settle claims or conduct other insurance activities, in the U.S. Accordingly, IPCRe does not believe it is in violation of insurance laws of any jurisdiction in the U.S. We cannot be certain, however, that inquiries or challenges to IPCRe’s insurance activities will not be raised in the future. IPCRe believes that its manner of conducting business through its offices in Bermuda has not materially adversely affected its operations to date. We cannot be certain, however, that IPCRe’s location, regulatory status or restrictions on its activities resulting therefrom will not adversely affect its ability to conduct its business in the future.
      Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions including the U.S., various states within the U.S., the U.K. and elsewhere. In the past, there have been Congressional and other initiatives in the U.S. regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate alien reinsurers. It is not possible to predict the future impact of changing law or regulation on our operations; such changes could have a material adverse effect on us or the insurance industry in general.
      In some respects, the Bermuda statutes and regulations applicable to us are less restrictive than those that would be applicable to us were we subject to the insurance laws of any state in the U.S. No assurances can be given that if we were to become subject to any such laws of the U.S. or any state thereof at any time in the future, we would be in compliance with such laws.

We are dependent on the business provided to us by reinsurance brokers, and we may be exposed to liability for brokers’ failure to make payments to clients for their claims.
      We market our reinsurance products virtually exclusively through reinsurance brokers. The reinsurance brokerage industry generally, and our sources of business specifically, are concentrated. Marsh & McLennan Companies and affiliates accounted for approximately 34%, and our four main brokers (including Marsh & McLennan Companies and affiliates) together accounted for approximately 89%, of our business based on premiums written, excluding reinstatement premiums, in the fiscal year ended December 31, 2005. Loss of all or a substantial portion of the business provided by such intermediaries could have a material adverse effect on us.
      In accordance with industry practice, we frequently pay amounts owed in respect of claims under our policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker failed to make such a payment, depending on the jurisdiction, we might remain liable to the client for the deficiency. Conversely, in certain jurisdictions when premiums for such policies are paid to reinsurance brokers for payment over to us, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable to us for those amounts whether or not actually received by us. Consequently, we assume a degree of credit risk associated with brokers around the world during the payment process.

We are dependent on a small number of key employees.
      We currently have only 17 full-time employees and depend on a very small number of key employees for the production and servicing of almost all of our business. We rely substantially on our President and Chief Executive Officer, James P. Bryce, and our Senior Vice Presidents, Stephen F. Fallon, and Peter J.A. Cozens. We have not entered into employment contracts with our key employees, and there can be no assurance that we can retain the services of these key employees. In January 2006, the Company entered into Special Retention Agreements with selected employees, including Messrs. Fallon and Cozens (together, “contracted employees”). These agreements were designed by the Company to retain its key personnel in response to the increased demand for qualified officers and employees occasioned by the establishment in 2005 of a number of Bermuda-based competitors to the Company following Hurricane Katrina. In general, the agreements reference a base salary increase effective January 1, 2006 and provide for incentives (special retention bonuses), which are calculated as a percentage of base salary, to such executive officers and selected other employees to remain employed with the Company through January 31, 2007. If any such executive officer or such other selected employee wishes to terminate his employment during the retention period, he must provide advance notice of termination, generally 180 days. The special retention agreements also contain requirements with respect to the officer’s or employee’s obligations to the Company in respect of proprietary information and competitive activities. Although we believe that we could replace key employees, we can give no assurance as to how long it would take. We do not currently maintain key man life insurance policies with respect to any of our employees.
      Under Bermuda law, non-Bermudians (other than spouses of Bermudians and holders of permanent resident’s certificates) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success depends in part on the continued services of key employees in Bermuda. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or holder of a permanent resident’s certificate) is available who meets the minimum standards reasonably required by the employer. None of our executive officers is a Bermudian or a spouse of a Bermudian, and all such officers, with the exception of our Chief Financial Officer, who holds a permanent resident’s certificate, are working in Bermuda under work permits. These permits expire at various times over the next several years. We have no reason to believe that these permits would not be extended upon request at their respective expirations. However, the Bermuda government has announced a policy that places a six-year term limit on individuals with work permits, subject to specified exemptions for persons deemed to be key employees and persons holding positions recognized as key occupations where the particular business has a significant physical presence in Bermuda. It is possible that we could lose the services of one or more of these people if we are unable to renew their work permits, which could significantly and adversely affect our business.

We may experience conflicts of interest with AIG that may be detrimental to our business.
      AIG, which sponsored the establishment of IPC Holdings and IPCRe in 1993, owns 24.2% of our issued and outstanding common shares as of the date of this prospectus. In addition, we have provided AIG with three demand registration rights covering its existing common share ownership until December 31, 2012. On April 19, 2006, AIG notified us that it intended to exercise its demand registration rights to register for sale up to all of the 15,397,000 IPC common shares it owns in a public offering, subject to market conditions. The manner, timing and execution of any sale of AIG’s IPC shares would be in AIG’s discretion and subject to market conditions and there is no assurance it will occur.

      AIG (directly or through its subsidiaries and affiliates) is engaged in certain transactions with us, which may give rise to conflicts of interest. A subsidiary of AIG provides administrative services to us which include tax, legal and accounting services, pursuant to an amended and restated administrative services agreement, certain terms and services provided thereunder we are in the process of renegotiating. In addition, a subsidiary of AIG serves as investment advisor (subject to compliance with our asset allocation guidelines) for our entire investment portfolio and another subsidiary of AIG serves as investment custodian and holds all the investments and a majority of our cash. One of the members of the Boards of Directors of IPC Holdings and IPCRe and IPCUSL is also the president and chief executive officer of AICO. Regardless of any sale of its IPC common share ownership, AIG’s provision of administrative, investment management and other services, and such board membership, are intended to continue following any such sale. For a description of the business relationship between us and AIG, see “Plan of Distribution — Secondary Sales by AIG” in this prospectus.
      Certain AIG subsidiaries are clients of IPCRe and, in the fiscal year ended December 31, 2005, written premiums, excluding reinstatement premiums, relating to these companies were $28 million (8% of premiums written during such period, excluding reinstatement premiums). AIG and other shareholders, and their subsidiaries and affiliates, may currently and from time to time compete with us, including by assisting or investing in the formation of other entities engaged in the insurance and reinsurance businesses. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to AIG and any of its subsidiaries or affiliates, on the one hand, and us, on the other hand. AIG or its subsidiaries or affiliates have entered into agreements and maintain relationships with numerous companies that may directly compete with us. No agreement or understanding exists regarding the resolution of any of these potential conflicts of interest.

A significant amount of our assets is invested in fixed income and equity securities that are subject to market volatility.
      Our investment portfolio consists substantially of fixed income securities and equity securities (including an investment in a fund of hedge funds). As of March 31, 2006, approximately 22% of our total investment portfolio consisted of equity investments. The fair market value of these fixed income and equity assets and the investment income from these assets fluctuate depending on general economic and market conditions. Therefore, market fluctuations and market volatility affect the value of our investments and could adversely affect the value of our portfolio and our liquidity.

Increases in interest rates or fluctuations in currency exchange rates may cause us to experience losses.
      Because of the unpredictable nature of losses that may arise under property catastrophe policies, our liquidity needs can be substantial and can arise at any time. The market value of our fixed income investments is subject to fluctuation depending on changes in prevailing interest rates. We currently do not hedge our investment portfolio against interest rate risk. Accordingly, increases in interest rates during periods when we sell fixed income securities to satisfy liquidity needs may result in losses.
      Our functional currency is the U.S. dollar. Our operating currency is generally also the U.S. dollar. However, the premiums receivable and losses payable in respect of a significant portion of our business are denominated in currencies of other countries, principally industrial countries. Consequently, we may, from time to time, experience substantial exchange gains and losses that could affect our financial position and results of operations. We currently do not — and as a practical matter cannot — hedge our foreign currency exposure with respect to potential claims until a loss payable in a foreign currency occurs (after which we may purchase a currency hedge in some cases).

Risks Related to Our Shares

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.
      We are a Bermuda exempted company. Certain of our officers and directors are residents of various jurisdictions outside the U.S. All or a substantial portion of our assets and those of our officers and directors, at any one time, are or may be located in jurisdictions outside the U.S. Although we have appointed an agent in New York, New York to receive service of process with respect to actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the U.S. relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the U.S. on our directors and officers who reside outside the U.S. or to enforce against us or our directors and officers judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

The rights of holders of our shares are governed by Bermuda law, which differs from U.S. law, and our bye-laws restrict shareholders from bringing legal action against our officers and directors.
      The rights of holders of our shares are governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders and holders of other securities under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions.
      Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any willful negligence, willful default, fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves, willful negligence, willful default, fraud or dishonesty.

There are limitations on the ownership, transfers and voting rights of our shares.
      Under our bye-laws, our directors are required to decline to register any transfer of any shares that would result in a person (or any group of which such person is a member), other than AIG and its subsidiaries, beneficially owning, directly or indirectly, 10% or more of the shares, or in AIG and its subsidiaries beneficially owning, directly or indirectly, more than 25% of the shares. Similar restrictions apply to our ability to issue or repurchase shares. The directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (i) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to us or any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of the transfer under the U.S. federal securities laws or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. These restrictions would apply to a transfer of shares even if the transfer has been executed on the Nasdaq National Market System. A transferor of shares will be deemed to remain the holder of those shares until a transfer of those shares has been registered on our Register of Members. Our bye-laws authorize our board to request information from any holder or prospective acquiror of shares as necessary to give effect to the transfer restrictions referred to above, and may decline to effect any transaction if complete and accurate information is not received as requested.
      In addition, our bye-laws provide that any person (or any group of which such person is a member) holding, directly, indirectly or by attribution, or otherwise beneficially owning common shares carrying 10% or more of the total voting rights attached to all of our issued and outstanding common shares, will have the voting rights attached to its issued common shares reduced so that it may not exercise more than approximately 9.9% of such total voting rights. Because of the attribution provisions of the U.S. Internal Revenue Code, which we sometimes refer to as the “Code”, and the rules of the SEC regarding determination of beneficial ownership, this 10%-voting power limitation may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds 10% or more of our common shares. Further, the directors have the authority to request from any shareholder certain information for the purpose of determining whether that shareholder’s voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives the directors (or their designee) discretion to disregard all votes attached to that shareholder’s common shares.
      Notwithstanding the foregoing, in certain circumstances our bye-laws exclude from the transfer restrictions and the calculation of the 10%-voting power limitation described above any common shares owned by specified banks, brokers, dealers or investment advisers if (i) any such holder is the beneficial owner of those shares solely because it has discretionary authority to vote or dispose of them in a fiduciary capacity on behalf of that holder’s client who is also the beneficial owner of those shares, (ii) the voting rights carried by those shares are not being exercised (and the client is informed that they are not being exercised) by that holder and are being exercised (if they are exercised at all) by that holder’s client, and (iii) that holder would meet the “passive investment intent” test for the filing of Schedule 13-G under Rule 13d-1(b)(1) under the Exchange Act with respect to the entirety of its common share ownership. This bye-law provision thereby permits certain passive investor intermediaries to increase their share ownership above 10% in specified circumstances without being subject to the voting cut back.
      The limitations on the ownership, transfer and voting rights of our shares applicable in the event we issue preferred shares or other securities convertible, exchangeable or exercisable into common shares will be described in a prospectus supplement.

Shareholders’ investment could be materially adversely affected if we are deemed to be engaged in business in the U.S.
      IPC Holdings and IPCRe are Bermuda companies; neither company files U.S. tax returns. We believe that IPCRe operates in such a manner that it is not subject to U.S. tax (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources), because it does not engage in a trade or business in the U.S. However, because definitive identification of activities which constitute being engaged in a trade or business in the U.S. is not provided by the Code or regulations or court decisions, there can be no assurance that the U.S. Internal Revenue Service will not contend that IPC Holdings and/or IPCRe is engaged in a trade or business in the U.S. If IPC Holdings and/or IPCRe were engaged in a trade or business in the U.S. (and — if IPCRe were to qualify for benefits under the income tax treaty between the U.S. and Bermuda — such trade or business were attributable to a “permanent establishment” in the U.S.), IPC Holdings and/or IPCRe would be subject to U.S. tax at regular corporate rates on the income that is effectively connected with the U.S. trade or business, plus an additional 30% “branch profits” tax on such income remaining after the regular tax, in which case our earnings and shareholders’ investment could be materially adversely affected.
      Currently, IPCRe pays reinsurance premium excise taxes in the U.S. (at a rate of 1%).

If you acquire more than 10% of our shares, CFC rules may apply to you.
      Each “United States shareholder” of a “controlled foreign corporation” (“CFC”) who owns shares in the CFC on the last day of the CFC’s taxable year must include in its gross income for United States federal income tax purposes its pro-rata share of the CFC’s “subpart F income”, even if the subpart F income is not distributed. For these purposes, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own under applicable constructive ownership rules of the Code (including by holding a security convertible into or exchangeable for our common shares), 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a “United States shareholder”. In general, a foreign insurance company such as IPCRe or IPCRe Europe is treated as a CFC only if such “United States shareholders” collectively own more than 25% of the total combined voting power or total value of its stock for an uninterrupted period of 30 days or more during the tax year. As of the date of this prospectus, AIG owned 24.2% of our common shares, although, pursuant to our bye-laws, the combined voting power of these shares is limited to less than 10% of the combined voting power of all shares. Because of the dispersion of IPC Holdings’ share ownership among holders other than AIG (and because AIG may be selling common shares owned by it as described under “Plan of Distribution — Secondary Sales by AIG”), because of the restrictions on transfer, issuance or repurchase of our shares, because under the Bye-laws no single beneficial shareholder (except for certain passive investor intermediaries) is permitted to exercise as much as 10% of the total combined voting power of IPC Holdings, and because the terms of our issued and outstanding 7.25% series A mandatory convertible preferred shares prohibit any person from converting the shares in a situation where such conversion would cause any person to own (or be treated as owning under applicable provisions of the Code) 10% or more of our common shares, we believe that shareholders of IPC Holdings who acquire common shares registered under the registration statement of which this prospectus is a part should not be treated as “United States shareholders” of a CFC for purposes of these rules. There can be no assurance, however, that these rules will not apply to shareholders of IPC Holdings, including as a result of their indirect ownership of the stock of IPC Holdings’ subsidiaries. Accordingly, U.S. persons who might, directly or through attribution, acquire 10% or more of the shares of IPC Holdings or any of its subsidiaries should consider the possible application of the CFC rules.

Under certain circumstances, you may be required to pay taxes on your pro-rata share of IPCRe’s or IPCRe Europe’s related person insurance income.
      If IPCRe’s related person insurance income (“RPII”) were to equal or exceed 20% of IPCRe’s gross insurance income in any taxable year, any U.S. person who owns shares directly or indirectly on the last day of the taxable year would likely be required to include in its income for U.S. federal income tax purposes its pro-rata share of IPCRe’s RPII for the taxable year, determined as if such RPII were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. RPII is defined in Code Section 953(c)(2) as any “insurance income” attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “United States shareholder” or a “related person” to such a shareholder. A U.S. shareholder’s pro-rata share of IPCRe’s RPII for any taxable year, however, will not exceed its proportionate share of IPCRe’s earnings and profits for the year (as determined for U.S. federal income tax purposes). The amount of RPII earned by IPCRe (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of IPCRe or any person related to such shareholder, including IPC Holdings) will depend on a number of factors, including the geographic distribution of IPCRe’s business and the identity of persons directly or indirectly insured or reinsured by IPCRe. Although we do not believe that the 20% threshold was met in taxable years from 1994 to 2005, some of the factors which determine the extent of RPII in any period may be beyond our control. Consequently, there can be no assurance that IPCRe’s RPII will not equal or exceed 20% of its gross insurance income in any taxable year.
      The RPII rules described above also apply to IPCRe Europe. We do not believe that U.S. persons who owned shares were required to include any amount of RPII in income for the taxable years 1998 to 2005 in respect of their indirect ownership of IPCRe Europe, but there can be no assurance that IPCRe Europe’s RPII will not equal or exceed 20% of its gross insurance income in any taxable year and/or that IPCRe Europe will have no earnings and profits (as determined for U.S. federal income tax purposes) in any taxable year.
      The RPII rules provide that if a shareholder who is a U.S. person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation’s gross insurance income) and in which U.S. persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of shares because IPC Holdings is not itself directly engaged in the insurance business and because proposed

U.S. Treasury regulations appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the applicable regulations will not be promulgated in final form in a manner that would cause these rules to apply to the disposition of shares.

We may become subject to taxes in Bermuda after 2016, which may have a material adverse effect on our financial condition.
      The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given us an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or any of our operations or our shares, debentures or other obligations, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda until March 28, 2016. We cannot assure you that we will not be subject to any Bermuda tax after that date.
DESCRIPTION OF DEBT SECURITIES WE MAY OFFER
      The following briefly summarizes some provisions of our senior debt indenture and our subordinated debt indenture that would be important to holders of debt securities. The following description may not be complete, may be supplemented in prospectus supplements, and is subject to, and qualified in its entirety by reference to, the terms and provisions of our senior debt indenture and our subordinated debt indenture that are exhibits to the registration statement that contains this prospectus.
Overview
      We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.
      The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated obligations.
      The subordinated debt securities will constitute part of our subordinated debt, will be issued under a subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness”, as defined in the subordinated debt indenture. Neither indenture limits our ability to incur additional senior indebtedness.
      In this prospectus, “debt securities” refers to both the senior debt securities and the subordinated debt securities.
We are a Holding Company
      Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, including IPCRe Limited, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including liabilities under contracts of reinsurance written by our subsidiaries, and you, as holders of debt securities, should look only to our assets for payment thereunder.

Indentures and Trustees
      Our senior debt securities and our subordinated debt securities are each governed by a document called an indenture — the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and HSBC Bank USA, National Association (“HSBC”), which acts as trustee. The indentures are substantially identical, except for the covenant described below under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe”, which is included only in the senior debt indenture, and the provisions relating to subordination, which are included only in the subordinated debt indenture.
      Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.
      The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described later under “— Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new holder if you sell them and sending you notices.
      The indentures and their associated documents contain the full legal text of the matters described in this section. A copy of the form of senior debt indenture and the form of subordinated debt indenture appear as exhibits to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.
Different Series of Debt Securities
      We may issue as many distinct series of debt securities under either indenture as we wish. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities will also describe any differences with the material terms summarized here.
      Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We discuss only the more important terms in this prospectus. Whenever we refer to the defined terms of the indentures in this prospectus or in a prospectus supplement, those defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indentures for the most complete description of what we describe in summary form in this prospectus.
      This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

Tax Treatment of Original Issue Discount and Other Debt Securities
      The prospectus supplement relating to specific debt securities will describe the U.S. federal income tax considerations applicable to such specific debt securities. We may issue debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated

principal amount and that may provide that, upon redemption or acceleration of maturity, an amount less than their principal amount will be payable. An original issue discount debt security may be a zero-coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. The prospectus supplement relating to original issue discount securities will describe U.S. federal income tax consequences and other special considerations applicable to them. We also may issue debt securities as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, which may trigger special U.S. federal income tax, accounting and other consequences, all as described in more detail in the prospectus supplement relating to any of the particular debt securities.

A Prospectus Supplement Will Describe the Specific Terms of a Series of Debt Securities
      The specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and the pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	the aggregate principal amount of the series of debt securities and any limit thereon;

•	the person to whom interest on a debt security is payable, if that person is not a holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	the rate or rates, which may be fixed, variable or indexed, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at our option or the option of the holder;

•	the date, if any, on or after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common shares or preferred shares or any other of our securities, or of securities of any third party, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common shares or preferred shares or such other securities issuable upon conversion, exercise or exchange may be adjusted;

•	whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur,

any conditions to the resale and any right of a holder to substitute securities for the securities subject to resale;

•	the denominations in which the series of debt securities will be issuable, including if other than in denominations of $1,000 and any integral multiple thereof;

•	if other than the principal amount thereof, the portion of the principal amount of the series of debt securities that will be payable upon the declaration of acceleration of the maturity of that series of debt securities;

•	the currency or currencies, including currency units or composite currencies, of payment of principal, premium, if any, and interest on the series of debt securities and any special considerations relating to that currency or those currencies;

•	if the currency or currencies, including currency units or composite currencies, of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest, if any, on the series of debt securities;

•	the applicability of the provisions described below under “— Restrictive Covenants” and “— Defeasance”;

•	any event of default under the series of debt securities if different from those described below under “— Default and Related Matters — Events of Default — What Is an Event of Default?”;

•	if the series of debt securities will be issuable only in the form of a global security, as described below under “— Legal Ownership — Global Securities”, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	if applicable, a discussion of U.S. federal income tax considerations applicable to specific debt securities;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other special feature of the series of debt securities.

      Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.
Legal Ownership

Street Name and Other Indirect Holders
      We generally will not recognize investors who hold debt securities in accounts at banks or brokers, i.e., in “street name”, as legal holders of debt securities. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you are responsible for checking with your own institution to find out:

•	how it handles securities payments and notices;

•	how it would handle a request for the holders’ consent if ever required;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders
      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, which means those who are registered as holders of debt securities. As noted above, we will not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we will have no further responsibility for that payment even if that registered holder is legally required to pass the payment along to you as a street name holder but does not do so.

Global Securities
      What Is a Global Security? A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders”.
      If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.
      Any person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global securities.
      Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.
      If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	you cannot get debt securities registered in your own name except in certain limited circumstances as described below under “— Special Situations When Global Security Will Be Cancelled”;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “— Street Name and Other Indirect Holders”;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

      Special Situations When Global Security Will Be Cancelled. In a few special situations described below, the global security will be cancelled and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder.
      The special situations for cancellation of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	when we notify the trustee that we wish to cancel (subject to the procedures of the depositary) the global security; or

•	when an event of default on the debt securities has occurred and has not been cured.
      Defaults are discussed later under “— Default and Related Matters”.
      The prospectus supplement may also list additional situations for cancellation of a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security is cancelled, the depositary, not we nor the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
      In the remainder of this description, “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “— Street Name and Other Indirect Holders”.
Overview of the Remainder of This Description
      The remainder of this description summarizes:

•	additional mechanics relevant to our debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	subordination provisions in the subordinated debt indenture that may prohibit us from making payments on those securities;

•	a restrictive covenant contained in the senior debt indenture that restricts our ability to incur liens and other encumbrances on the common shares of some of our subsidiaries. A particular series of debt securities may have additional, fewer or different restrictive covenants;

•	situations in which we may invoke the provisions relating to defeasance;

•	your rights if we default or experience other financial difficulties;

•	conversion or exchange rights;

•	redemption; and

•	our relationship with the trustee.

Additional Mechanics

Form, Exchanges and Transfer of Our Debt Securities
      Form. The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the applicable prospectus supplement, in denominations that are integral multiples of $1,000.
      You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.
      Exchanges and Transfers. You may exchange or transfer debt securities at the office of the trustee. You may also replace lost, stolen, destroyed or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the “security registrar”. It will also register transfers of the debt securities.
      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.
      If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents
      We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day, called the regular record date, in advance of each due date for interest, even if you no longer own the debt security on the interest due date. The regular record date is usually about two weeks in advance of the interest due date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller.
      We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in The City of New York. That office is currently located at 452 Fifth Avenue, New York, New York 10018. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.
      If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how you will receive payments.

      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices
      We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Unclaimed Payments
      Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to direct holders will be repaid to us. After that one-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.
Special Situations

Mergers and Similar Events
      We are generally permitted to amalgamate, consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm, or to buy or lease substantially all of the assets of another company or firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	Where we merge out of existence or sell or lease substantially all our assets, the other company or firm must be a corporation, partnership or trust organized under the laws of Bermuda, a State of the United States or the District of Columbia or under United States federal law, the Cayman Islands, Barbados or any country that is a member of the OECD, and it must agree to be legally responsible for the debt securities.

•	The amalgamation, consolidation, merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

•	It is possible that the amalgamation, consolidation, merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. We have promised in our senior debt indenture to limit these preferential rights on voting shares of IPCRe, called liens, as discussed under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe”. If such a transaction would create any liens on the voting shares of IPCRe, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same voting shares to the direct holders of the senior debt securities.

Modification and Waiver
      There are four types of changes we can make to either indenture and the applicable series of debt securities issued under that indenture.

      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of these types of changes:

•	change to the payment due date of the principal or interest on a debt security;

•	reduction of any amounts due on a debt security;

•	reduction of the amount of principal payable upon acceleration of the maturity of a debt security, including the amount payable on an original issue discount security, following a default;

•	change to the place or currency of payment on a debt security;

•	impairment of your right to sue for payment of any amount due on your debt security;

•	impairment of any right that you may have to exchange or convert the debt security for or into other securities or property;

•	reduction of the percentage of direct holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduction of the percentage of direct holders of debt securities whose consent is needed to waive our compliance with certain provisions of the applicable indenture or to waive certain defaults; and

•	modification of any other aspect of the provisions dealing with modification and waiver of the applicable indenture.
      Changes Requiring a Majority Vote. The second type of change to a particular indenture and the debt securities is the kind that requires a vote in favor by direct holders of debt securities owning a majority of the principal amount of each series affected thereby. Most changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring approval.
      Each indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the applicable indenture that has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of securities of any other series.
      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes referenced in our indentures that would not adversely affect holders of the debt securities.
      Changes by Waiver Requiring a Majority Vote. Fourth, we need the approval of direct holders of senior debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of certain of the restrictive covenants, including the one described below under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe”. We also need such majority approval to obtain a waiver of any past default, except a payment default listed in the first category described later under “— Default and Related Matters — Events of Default”.
      Modification of Subordination Provisions. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect without the consent of the direct holders of a majority in aggregate principal amount of each affected series.
      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security described in the applicable prospectus supplement; or

•	for debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent.
      Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance”.
      We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In some circumstances, the trustee will be entitled to set a record date for action by direct holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are direct holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date.
      If you are a street name holder or other indirect holder, you should consult your bank or broker for information on how you may grant or deny approval if we seek to change an indenture or the debt securities or request a waiver.
Subordination Provisions
      Direct holders of subordinated debt securities must recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

Senior Indebtedness
      Under the subordinated debt indenture, “senior indebtedness” includes all of our obligations to pay principal, premium, if any, interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of or evidenced by securities, notes, debentures, bonds or other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit bankers’ acceptances, “Regulation 114” — type trusts pursuant to 11 NYCRR §126 et seq. or comparable provisions of the applicable jurisdictions, or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements; and

•	pursuant to our guarantee of another entity’s obligations and all dividend obligations guaranteed by us.
      The following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business, including liabilities under reinsurance and retrocessional agreements;

•	indebtedness that, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness we owe to a subsidiary of ours; and

•	indebtedness we owe to any trust or a trustee of such trust, partnership or other entity affiliated with us, that is our financing vehicle unless the terms of that indebtedness expressly provide otherwise.

Payment Restrictions on Our Subordinated Debt
      The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	(a) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).
      If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness.
      Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.
Restrictive Covenants

General
      We have made certain promises in each indenture called covenants where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business. In addition, in the senior debt indenture, but not in the subordinated debt indenture, we have made the promise described in the next paragraph.

Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe
      Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the senior debt indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by an encumbrance such as a mortgage, pledge, lien, security interest or other encumbrance on the common shares of IPCRe, of any successor to substantially all of the business of IPCRe, or of any corporation, other than IPC Holdings, directly or indirectly controlling IPCRe. We do not need to comply with this restriction if we also secure all the senior debt securities that are deemed outstanding under the senior debt indenture equally with, or prior to, the indebtedness being secured, together with, if we so choose, any of IPCRe’s other indebtedness.
Defeasance
      The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Full Defeasance
      If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there must be a change in current U.S. federal income tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves (under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us);

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above and that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•	no event or condition may exist that, under the provisions described above under “— Subordination Provisions”, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.
      If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “— Subordination Provisions” would not apply. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance
      Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities without causing tax consequences to you. This is called covenant defeasance. If we ever did accomplish covenant defeasance, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
      If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•	our promises regarding conduct of our business previously described above under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe”, and any other covenants applicable to the series of debt securities and described in the prospectus supplement;

•	the condition regarding the treatment of liens when we merge or engage in similar transactions, as described above under “— Special Situations — Mergers and Similar Events”; and

•	the events of default relating to breach of covenants, described below under “— Default and Related Matters — Events of Default — What Is an Event of Default?”.
      In addition, in the case of subordinated debt securities, the provisions described above under “— Subordination Provisions” will not apply if we accomplish covenant defeasance.
      If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Default and Related Matters
      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means that you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our debt obligations and therefore they rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture and as described above under “— Subordination Provisions”.

Events of Default
      You will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection.
      What Is an Event of Default? The term “event of default” means any of the following:

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such deposit is due, if we agree to maintain any such sinking fund;

•	we remain in breach of the restrictive covenant described previously under “— Restrictive Covenants — Limitation on Liens and Other Encumbrances on Voting Shares of IPCRe” or any other covenant or warranty of the applicable indenture for 90 days after we receive a notice of default stating we are in breach and requiring us to remedy that default or breach; the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of the outstanding debt securities of the affected series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.
      Remedies If an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available to you upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions”. If an event of default has occurred and has not been cured or waived, the trustee or the direct holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount, or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security, of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series.
      You should refer to the prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.
      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series.
      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.
      You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.
      If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

      We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default.
Conversion or Exchange
      The terms on which debt securities of any series are convertible into or exchangeable for our common shares or other securities or property of ours or of third parties will be set forth in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price, or manner for calculating such a price;

•	the exchange or conversion period; and

•	whether the conversion or exchange is mandatory, at the option of the holder, or at our option.
The terms may also include calculations pursuant to which the number of shares of our or a third party’s common shares or other securities or property to be received by the holders of debt securities would be determined according to the market price of our common shares or other securities or property of ours or of third parties as of a time stated in the prospectus supplement. The conversion or exchange price of any debt securities of any series that is convertible into our common shares may be adjusted for any share dividends, bonus issues, stock splits, subdivisions, reclassification, combinations or similar transactions, in each case as we may describe in the applicable prospectus supplement.
Redemption
      Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.
      If we issue redeemable debt securities, the dates and terms on which those securities are mandatorily or optionally redeemable will be set forth in the applicable prospectus supplement. If a series of debt securities is redeemable, the redemption price for any debt security that we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date, unless otherwise specified in the applicable prospectus supplement.
Governing Law; Submission to Jurisdiction
      The indentures are, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York. We will submit to the jurisdiction of the United States federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with our debt securities and the indentures. We have appointed CT Corporation System as our authorized agent upon which process may be served in any such actions.
Our Relationship with the Trustee
      The trustee under our senior indenture and our subordinated indenture is HSBC. We and our subsidiaries maintain banking and other service relationships with HSBC.
DESCRIPTION OF COMMON SHARES AND PREFERRED SHARES THAT MAY BE OFFERED
      The following briefly summarizes certain provisions of our memorandum of association, our bye-laws and applicable provisions of Bermuda law that would be important to holders of our common shares or preferred shares. Unless the context otherwise requires, references to “shares” are to both common shares and preferred shares. The following description may not be complete, may be supplemented in prospectus supplements and is subject to, and qualified in its entirety by reference to, the terms and provisions of our bye-laws that are exhibits to the registration statement that contains this prospectus.

Authorized Capital
      We are authorized to issue up to 150,000,000 common shares, par value U.S. $0.01 per share, and up to 35,000,000 preferred shares, par value U.S. $0.01 per share. As of March 31, 2006, 63,606,290 common shares were issued and outstanding. As of March 31, 2006, we had approximately 72 holders of record of common shares.
      As of the date of this prospectus, AIG owns 15,397,000, or 24.2%, of our issued and outstanding common shares. Pursuant to a letter agreement dated October 31, 2005, we have provided AIG with three demand registration rights covering its existing common share ownership until December 31, 2012, as discussed in greater detail under “Plan of Distribution — Secondary Sales by AIG” below. On April 19, 2006, AIG notified us that it intended to exercise its demand registration rights to register for sale up to all of the 15,397,000 IPC common shares it owns in a public offering, subject to market conditions. The manner, timing and execution of any sale of AIG’s shares is in AIG’s discretion and subject to market conditions and there is no assurance it will occur.
      We currently have 9,000,000 7.25% series A mandatory convertible preferred shares, par value $0.01, liquidation preference of $26.25 per share, issued and outstanding. Each series A mandatory convertible preferred share is non-voting, except in certain limited circumstances, and will automatically convert, on November 15, 2008 (unless previously converted), into between 0.8333 and 1.0000 common shares, subject to anti-dilution adjustments, depending on the average closing price of our common shares over the 20-day trading period ending on the third trading day prior to such event. Prior to November 15, 2008, holders may elect to convert each series A mandatory convertible preferred share into 0.8333 common shares, subject to anti-dilution adjustments. We may, at any time prior to November 15, 2008, accelerate the conversion date of all of the issued and outstanding preferred shares under certain prescribed circumstances at a maximum conversion rate of 1.0000 common share for each preferred share, subject to anti-dilution adjustments. We will pay annual dividends of $1.903125 on each series A mandatory convertible preferred share, to the extent we are legally permitted to pay dividends and our board of directors or authorized committee thereof declares a dividend payable.
Common Shares
      Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Subject to the limitation on voting rights and except as set forth in the next sentence, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. The common shares vote cumulatively in the election of directors. This means that each shareholder, including a shareholder holding Controlled Shares (as defined below), is entitled to the number of votes conferred by that shareholder’s common shares (as adjusted pursuant to the limitation on voting rights described below, if applicable) and the number of persons standing for election. Each shareholder may divide and distribute his votes among any one or more candidates for the directorship to be filled. The quorum for any meeting of our common shareholders is two persons holding or representing in person or by proxy more than 50% (without reference to the limitation on voting rights) of the total issued and outstanding common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Under our bye-laws, however, our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction.
      In the event of a liquidation, dissolution or winding-up of the Company, the holders of our common shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference of any issued and outstanding preferred shares. All of our issued and outstanding common shares are fully paid and nonassessable. Authorized but unissued shares may, subject to any rights attaching to existing shares, be issued by our board of directors at any time for such consideration and on such terms and conditions, and with such rights, preferences and limitations, as our board of directors may determine.

Limitation on Voting Rights of Common Shares
      Each common share has one vote on a poll of the shareholders, except that, if and for as long as the number of issued Controlled Shares of any person would constitute 10% or more of the combined voting power of the issued common shares of the Company (after giving effect to any prior reduction in voting power as described below), each issued Controlled Share, regardless of the identity of the registered holder thereof, will confer a fraction of a vote as determined by the following formula, which we refer to as the “Formula”:
(T - C) / (9.1 × C)

Where:	“T”: is the aggregate number of votes conferred by all the issued common shares immediately prior to that application of the Formula with respect to such issued Controlled Shares, adjusted to take into account each reduction in such aggregate number of votes that results from a prior reduction in the exercisable votes conferred by any issued Controlled Shares pursuant to the “sequencing provision” described below; and

“C”: is the number of issued Controlled Shares attributable to that person.

“Controlled Shares” of any person refers to all common shares owned by that person, whether (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder other than Excluded Controlled Shares (as defined below).

“Excluded Controlled Shares” of any person refers to all Controlled Shares of that person that would not be Controlled Shares of that person but for clause (iii) of the definition of Controlled Shares, provided that (i) such person is registered under the United States federal securities laws as a broker, dealer or investment adviser or is a bank as defined in Section 3(a)(6) of the Exchange Act, (ii) such person is the beneficial owner of such shares solely because it has discretionary authority to vote or dispose of such shares in a fiduciary capacity on behalf of its client who is also a beneficial owner of such shares, (iii) the voting rights carried by such shares are not being exercised (and the client is informed that they are not being exercised) by such broker, dealer, investment adviser or bank and are being exercised (if they are exercised at all) by such client, and (iv) the person would meet the eligibility test for the filing of Schedule 13G contained in Rule 13d-1(b)(1) under the Exchange Act with respect to the entirety of its common share ownership (without regard to whether such person actually has any filing obligations under Section 13(d) of the Exchange Act), and provided, further, that we shall have received such assurances as we may request confirming that such shares are Excluded Controlled Shares.
      The Formula will be applied successively as many times as may be necessary to ensure that no person will be a 10% Shareholder (as defined below) at any time, which we refer to as the “sequencing provision”. For the purposes of determining the votes exercisable by shareholders as at any date, the Formula will be applied to the shares of each shareholder in declining order based on the respective numbers of total Controlled Shares attributable to each shareholder. Thus, the Formula will be applied first to the votes of shares held by the shareholder to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the shareholder with the next largest number of total Controlled Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued common shares as of such date, as reduced by the application of the Formula to any issued common shares of any shareholder with a larger number of total Controlled Shares as of such date. “10% Shareholder” means a person who owns, in aggregate, (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a)

and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of Section l3(d)(3) of the Exchange Act, issued shares of the Company carrying 10% or more of the total combined voting rights attaching to the issued common shares and the issued shares of any other class or classes of shares other than, with respect to clause (iii), Excluded Controlled Shares.
      Our directors are empowered to require any shareholder to provide information as to that shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts our directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. Our directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information. We may assume that the Controlled Shares of each shareholder do not include any Excluded Controlled Shares unless such shareholder otherwise notifies us and provides such assurance.
      Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the common shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.
Preferred Shares

Our Board of Directors has Authority to issue Preferred Shares in Series
      Pursuant to our bye-laws and Bermuda law, our board of directors by resolution may establish one or more series of preferred shares having a number of shares, designations, relative voting rights, dividend rates, conversion or exchange rights, redemption rights, liquidation rights and other relative participation or other special rights, preferences, restrictions and limitations as may be fixed by the board of directors without any further shareholder approval. We currently have 9,000,000 7.25% series A mandatory convertible preferred shares issued and outstanding, as set forth under “— Authorized Capital” above.

A Prospectus Supplement will describe the specific Terms of a Series of Preferred Shares
      If we decide to issue preferred shares, our board of directors will determine the financial and other specific terms of your series under a certificate of designations, which we will describe in a prospectus supplement accompanying this prospectus. Those terms may vary from the general terms described below. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred shares.
      Without limitation, the preferred shares may be convertible into, or exchangeable for, shares of any other class or series of shares, if our board of directors so determines.
      The prospectus supplement relating to a particular series of preferred shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred shares;

•	the title, designation of number of preferred shares and par value of the preferred shares;

•	if our board of directors decides to pay dividends on a series of preferred shares, the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether (and if so, on what terms and conditions) dividends will be cumulative, and, if cumulative, the dates from which dividends will begin to accumulate and whether unpaid dividends will compound or accrue interest;

•	any conversion or exchange rights, and if so, the terms and conditions on which those preferred shares may be converted or exchanged;

•	whether the preferred shares will be subject to redemption (either at our option or at the option of their holders) and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights or amounts payable in preference of shares of any other class or series in the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Company, and whether the preferred shares will be entitled to participate generally in distributions on the common shares under those circumstances;

•	any sinking fund provisions with respect to the redemption or purchase of the preferred shares;

•	any voting rights in addition to the voting rights provided by Bermuda law, and if so, the terms and extent of those voting rights;

•	a discussion of U.S. federal income tax considerations applicable to a specific series of preferred shares; and

•	any other relative rights, powers, preferences, privileges, limitations and restrictions that are not inconsistent with our bye-laws, including whether the preferred shares are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur, any conditions to the resale and any right of a holder to substitute securities for the preferred shares subject to resale.
      Dividends. Holders of a series of preferred shares will be entitled to receive dividends only when, as and if declared by our board of directors from funds available for payment of dividends under Bermuda law. The rates and dates of payment of dividends, if any, will be set forth in the applicable prospectus supplement relating to each series of preferred shares. Dividends will be payable to holders of record of preferred shares as they appear in our register of members on the record dates fixed by the board of directors. Dividends on any series of preferred shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.
      Under Bermuda law, IPC Holdings may not declare or pay a dividend if there are reasonable grounds for believing that IPC Holdings is, or would, after the payment, be unable to pay its liabilities as they become due, or the realizable value of IPC Holdings’ assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.
      Voting Rights; Transfer Restrictions. The holders of a series of preferred shares will have no voting rights, except as otherwise stated in the applicable prospectus supplement, and any such voting rights will be subject to the limitations on voting rights described in that prospectus supplement. In addition, the transfer restrictions applicable to a series of preferred shares will also be described in the prospectus supplement applicable thereto.
      Liquidation Preferences. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preferred shares will have the right described in the applicable prospectus supplement to receive distributions upon liquidation in the amount specified, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common shares or on any securities ranking junior to the preferred shares upon liquidation, dissolution or winding-up.
      Redemption. If so specified in the applicable prospectus supplement, a series of preferred shares may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed. Any restriction on the repurchase or redemption by us of our preferred shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.
      Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on preferred shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

      Conversion or Exchange Rights. The prospectus supplement relating to any series of preferred shares that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for common shares, another series of our preferred shares or any other securities registered pursuant to the registration statement of which this prospectus forms a part, or for securities of any third party.
      Transfer Agent. Unless otherwise identified in the applicable prospectus supplement, the transfer agent, branch registrar and dividend disbursement agent for the preferred shares will be Computershare Investor Services, 2 North LaSalle Street, Chicago, Illinois 60602. The branch registrar for preferred shares will send notices on our behalf to shareholders of any meetings at which holders of the preferred shares have the right to elect directors or to vote on any other matter.
Issuance of Share Certificates
      In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.
Reissuance of Shares
      Any shares redeemed or repurchased by us will be cancelled and will be authorized but unissued shares, and may be reissued as part of the same class or series or a different class or series of shares.
Restrictions on Transfer
      Our bye-laws contain several provisions restricting the transferability of common and preferred shares. Additional restrictions may be imposed with respect to any series of preferred shares, which will be described in the prospectus supplement applicable thereto.
      Our directors are required to decline to register a transfer of any shares of any class (other than Excluded Controlled Shares in certain circumstances as defined under “— Common Shares — Limitation on Voting Rights of Common Shares” above) if they have reason to believe (i) that the effect of such transfer would be to increase the number of total Controlled Shares of any person other than an AIG Person (as defined below) to 10% or more of the shares of the Company or (ii) that an AIG Person would become a United States 25% Shareholder (as defined below), in each case without giving effect to the limitation on voting rights described above. Similar restrictions apply to the Company’s ability to issue or repurchase shares. “AIG Person” means any of American International Group, Inc. and its affiliates and “United States 25% Shareholder” means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, more than 25% of either (i) the total combined voting rights attaching to the issued common shares and the issued shares of any other class or classes of shares of the Company or (ii) the total combined value of the issued common shares and any other issued shares of the Company, determined pursuant to Section 957 of the Code.
      Our directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (i) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to us or any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of the transfer under the U.S. Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected.
      We are authorized to request information from any holder or prospective acquiror of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

      We have been advised that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A transferor of shares will be deemed to remain the holder of such shares until a transfer of such common shares has been registered in the register of members of the company.
      If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Our bye-laws also provide that our board may suspend the registration of transfers for any reason and for such periods as our board may from time to time determine, provided that our board may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.
Bye-Laws
      Our bye-laws provide for our corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares that are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and our winding-up.
      Our bye-laws provide that the board of directors shall be elected annually and do not provide for the board of directors to be staggered. Shareholders may only remove a director prior to the expiration of that director’s term at a special meeting of shareholders at which a majority of the holders of shares voting thereon vote in favor of that action.
      Our bye-laws also provide that if the board of directors in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any other shareholder, then we will have the option, but not the obligation, to repurchase all or part of the shares held by such shareholder to the extent our board of directors determines it is necessary to avoid such adverse or potential adverse consequences. The price to be paid for such shares will be the fair market value of such shares.
Listing
      Our common shares are quoted on the Nasdaq National Market System under the trading symbol “IPCR.”
Transfer Agent
      Our branch registrar and transfer agent for all common shares is Computershare Investor Services, 2 North LaSalle Street, Chicago, Illinois 60602.
Differences in Corporate Law
      The Companies Act 1981 of Bermuda, which we refer to as the “Companies Act”, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us, which differ in certain respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.
      Interested Directors. Bermuda law and our bye-laws provide that if a director has an interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law, such a transaction would not be voidable if (i) the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum, (ii) the material facts as to the director’s relationship or interest and as to the transaction are disclosed or are known to the shareholders entitled to vote on the transaction and the transaction is specifically approved in good faith by vote of the shareholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the shareholders. Under Delaware law, the interested director could be held liable for a transaction in which that director derived an improper personal benefit.
      Mergers and Similar Arrangements. The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise (which our bye-laws do not) the approval of 75% of the shareholders voting at the meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. In the event of such an amalgamation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration that stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired or (iii) in a merger of the corporation to be acquired with the subsidiary of the acquiring corporation.
      Takeovers. Bermuda law provides that another company may compulsorily acquire shares of a Bermuda company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Bermuda Supreme Court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.
      Shareholders’ Suit. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of our shareholders than actually approved it. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
      Indemnification of Directors. We indemnify our directors and officers in their capacity as such in respect of their actions and omissions except in respect of their own willful default, willful neglect, fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful.
      Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda, which include our memorandum of association (including our objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee (subject to our ability to close the register for not more than 30 days in a year). We are required to maintain a register of shareholders in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers that is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation’s stockholder list and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.
Exchange Control; Non-Resident Status
      We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.
      The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the securities that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq National Market. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. The issue or transfer of more than 20% of our shares in issue from time to time to any persons that are regarded as resident in Bermuda for exchange control purposes requires prior authorization from the Bermuda Monetary Authority.
      This prospectus may be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.
      Under Bermuda law, there is no limitation on the right of U.S. citizens to hold or vote securities issued by the Company, and U.S. citizens holding our shares are not subject to Bermuda taxes on their shares. The reciprocal tax treaty between the United States and Bermuda contains no provisions regarding withholding taxes.
DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER
      The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and that would be important to holders of depositary receipts. The applicable prospectus supplement will state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered and it will provide any additional provisions applicable to the depositary shares or depositary receipts being offered, including their tax treatment. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the form of deposit agreement to be filed as an exhibit to the registration statement that contains this prospectus.
Description of Depositary Shares
      We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of the particular series of preferred shares issued and deposited with a depositary to be designated by us. The fraction or the multiple of a preferred share that each depositary share represents will be set forth in the applicable prospectus supplement.
      We will deposit the preferred shares of any series represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company that we will select as our preferred share depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred shares in proportion to the applicable fraction or multiple of a preferred share represented by the depositary share. These rights may include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of depositary shares.
Depositary Receipts
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.
      While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.
Withdrawal of Preferred Shares
      Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred shares and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial preferred shares will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole preferred shares the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred shares, the holder will not be entitled to re-deposit that preferred share under the deposit agreement or to receive depositary shares in exchange for such preferred shares. We do not expect that there will be any public trading market for withdrawn preferred shares.
Dividends and Other Distributions
      The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred shares, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.
      In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.
      The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.
Redemption of Depositary Shares
      If the series of preferred shares represented by depositary shares is subject to redemption, we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred shares. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred shares and any other amounts per share payable with respect to the preferred shares multiplied by the fraction of a preferred share represented by one depositary share. Whenever we redeem preferred shares held by the depositary, the depositary will redeem the depositary shares representing the preferred shares on the same day, provided we have paid in full to the depositary the redemption price of the preferred shares to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.
Voting the Preferred Shares
      Upon receipt of notice of any meeting at which the holders of preferred shares are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred shares. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the preferred shares underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all shares of that series held by it proportionately with instructions received.

Conversion or Exchange
      The depositary, with our approval or at our instruction, will convert or exchange all depositary shares if the preferred shares underlying the depositary shares are converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred shares, common shares or other securities into which the preferred shares are to be converted or for which they will be exchanged.
      The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per preferred share, multiplied by the fraction or multiple of a preferred share represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred shares on the exchange or conversion date and that have not been paid.
      The depositary shares, as such, cannot be converted or exchanged into other preferred shares, common shares, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred shares represented by the depositary shares into other shares of our preferred shares or common shares or to exchange the preferred shares for any other securities registered pursuant to the registration statement of which this prospectus forms a part. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred shares using the same procedures as we use for the delivery of preferred shares. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.
Amendment and Termination of the Deposit Agreement
      We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges, other than any change in the fees of any depositary, registrar or transfer agent, or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “— Withdrawal of Preferred Shares”, to receive preferred shares and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.
      The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred shares are convertible or exchangeable;

•	each preferred share has been converted into or exchanged for common shares; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.
      We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred shares underlying that holder’s depositary receipts.

Charges of Depositary and Expenses
      We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.
Limitations on Our Obligations and Liability to Holders of Depositary Receipts
      The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct;

•	we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	we and the depositary may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.
Resignation and Removal of Depositary
      The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of a notice of resignation or removal of the depositary, we will appoint a successor depositary.
DESCRIPTION OF SHARE PURCHASE CONTRACTS WE MAY OFFER
      The following briefly summarizes the provisions of the share purchase contracts that we may issue from time to time and that would be important to holders of share purchase contracts. The applicable prospectus supplement will state whether any of the generalized provisions summarized below do not apply to the share purchase contracts being offered and it will provide any additional provisions applicable to the share purchase contracts being offered, including their tax treatment. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the form of share purchase contract agreement to be filed as an exhibit to the registration statement that contains this prospectus.
      We may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of our common shares or preferred shares, as applicable, at a future date or dates. The price per share of common shares or preferred shares, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula contained in the share purchase contracts. We may issue share purchase contracts in such amounts and in as many distinct series as we wish.
      The share purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as units. Units may consist of a share purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the share purchase contracts. These other securities may consist of our debt securities, preferred shares, common shares or debt obligations of third parties, including U.S. Treasury securities. The share purchase contracts may require us to make periodic payments to the holders of the share purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis.

The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.
      The applicable prospectus supplement may contain, where applicable, the following information about the share purchase contracts issued under it:

•	whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common shares or preferred shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the share purchase contracts are to be prepaid or not;

•	whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common shares or preferred shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts;

•	whether the share purchase contracts will be issued in fully registered or global form; and

•	any other terms of the share purchase contracts.
      The applicable prospectus supplement will describe the terms of any share purchase contracts. The preceding description and any description of share purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the share purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such share purchase contracts that we will file with the SEC in connection with a public offering of share purchase contracts.
DESCRIPTION OF UNITS WE MAY OFFER
      The following briefly summarizes the provisions of the units that we may issue from time to time and that would be important to holders of units. The applicable prospectus supplement will state whether any of the generalized provisions summarized below do not apply to the units being offered and it will provide any additional provisions applicable to the units being offered, including their tax treatment. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the form of unit agreement to be filed as an exhibit to the registration statement that contains this prospectus.
      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the unit agreements.

      The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC in connection with a public offering of units.
BERMUDA TAXATION
      At the date hereof, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.
CERTAIN UNITED STATES FEDERAL TAX
CONSIDERATIONS FOR HOLDERS OF COMMON SHARES
      The discussion below is only a general summary of certain United States federal tax considerations that are relevant to certain holders of common shares of IPC Holdings. It does not address all tax considerations that may be relevant to holders of common shares nor does it address tax considerations that may be relevant to holders of our 7.25% series A mandatory convertible preferred shares or of any other securities. Investors and prospective investors should consult their own tax advisors concerning federal, state, local and non-U.S. tax consequences of ownership and disposition of common shares. Solely as used in this section, the “Company” refers to IPC Holdings, IPCRe and IPCUSL together. You should carefully review any additional summaries of United States federal income tax consequences relevant to any of our securities other than common shares, which we will describe in the applicable prospectus supplement.
      The following summary of our taxation, the taxation of certain of our subsidiaries and the taxation of the holders of our common shares is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. The statements as to United States federal income tax law set forth below represent the opinion of Sullivan & Cromwell LLP, our U.S. counsel, as to such tax laws (subject to the qualifications and assumptions set forth in such statements). The statements as to our beliefs and conclusions as to the application of such tax laws to us (for example, “While there can be no assurance, we do not believe that IPCRe has a permanent establishment in the United States”) represent the views of our management as to the application of such laws to the relevant facts and do not represent our legal opinion or that of our counsel.
Taxation of the Company and IPCRe Europe
      We believe that none of the Company or IPCRe Europe conducts business within the United States. Accordingly, they do not file U.S. federal income tax returns. However, because definitive identification of activities that constitute being engaged in a trade or business in the U.S. is not provided by the U.S. Internal Revenue Code or regulations or court decisions, there can be no assurance that the U.S. Internal Revenue Service will not contend that the Company and/or IPCRe Europe is engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can anticipate an allowance of deductions and credits only if it files a U.S. income tax return. Under regulations, the foreign corporation would be entitled to deductions and credits for the taxable year only if the return for that year is timely filed under rules set forth therein. Penalties may be assessed for failure to file tax returns. The federal tax rates currently are a maximum of 35% for a corporation’s effectively connected income and 30% for branch profits tax. The branch profits tax is imposed on net income after subtracting the regular corporate tax and making certain other adjustments.
      Under the income tax treaty between Bermuda and the U.S. (the “Treaty”), IPCRe is generally subject to United States income tax on any income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the U.S. No regulations interpreting the Treaty have been issued. While there can be no assurance, we do not believe that IPCRe has a permanent establishment in the U.S. IPCRe would not be entitled to the benefits of the Treaty if:

•	50% or less of IPCRe’s shares were beneficially owned, directly or indirectly, by any combination of Bermuda residents or U.S. citizens or residents, or

•	IPCRe’s income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents.
      While there can be no assurance, we believe that IPCRe will be entitled to the benefits of the Treaty after the sale of common shares registered under this registration statement.
      Foreign corporations not engaged in a trade or business in the U.S. are nonetheless subject to U.S. income tax at a rate of 30% of the gross amount of certain “fixed or determinable annual or periodical gains, profits and income” derived from sources within the U.S. (such as dividends and certain interest on investments).
      The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the U.S. The rate of tax applicable to premiums paid to IPCRe is 1% for reinsurance premiums.
Taxation of U.S. Holders

General
      The following discussion summarizes the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of common shares if you are a beneficial owner of common shares that is:

•	a citizen or resident of the U.S.,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.
      This summary applies to you only if you purchase your common shares in this offering and hold your common shares as capital assets. This summary does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold common shares as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar) may be subject to special rules. Furthermore, if an entity treated as a partnership for U.S. federal tax purposes holds our common shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common shares.

      Prospective investors are advised to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other laws to which they may be subject.

Dividends
      Because we believe that we are not a passive foreign investment company for the reasons described below under the heading “— Passive Foreign Investment Companies”, we believe that, if you are a non-corporate U.S. person who holds our common shares, dividends paid to you in taxable years beginning before January 1, 2009 that constitute “qualified dividend income” will be taxable to you at a maximum tax rate of 15%, if you hold the common shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meet other holding period requirements under United States federal income tax rules. Dividends that we pay with respect to the common shares generally will be “qualified dividend income” if, in the year that you receive the dividends, the common shares are readily tradable on an established securities market in the United States. We believe our shares should be treated as readily tradable on an established securities market in the United States. For corporate holders, the dividends will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of our current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the common shares and thereafter as capital gain.

Controlled Foreign Corporation Rules
      Each “United States shareholder” of a “controlled foreign corporation” (“CFC”) who owns shares in the CFC on the last day of the CFC’s taxable year must include in its gross income for United States federal income tax purposes its pro rata share of the CFC’s “subpart F income”, even if the subpart F income is not distributed. We anticipate that substantially all of our income (including that of IPCRe and IPCRe Europe) will be subpart F income. For these purposes, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own under applicable constructive ownership rules of the Code, 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a “United States shareholder”. In general, a foreign insurance company such as IPCRe or IPCRe Europe is treated as a CFC only if such “United States shareholders” collectively own more than 25% of the total combined voting power or total value of its stock for an uninterrupted period of 30 days or more during the tax year. As of the date of this prospectus, AIG owns 24.2% of the common shares, although, pursuant to our bye-laws, the combined voting power of these shares is limited to less than 10% of the combined voting power of all shares. We believe that, because of the dispersion of IPC Holdings’ share ownership among holders other than AIG (and because AIG may be selling shares as described under “Plan of Distribution — Secondary Sales by AIG”); because of the restrictions on transfer, issuance or repurchase of the common shares; because under the bye-laws no single beneficial shareholder (except for certain passive investor intermediaries) is permitted to exercise as much as 10% of the total combined voting power of IPC Holdings; and because the terms of our issued and outstanding 7.25% series A mandatory convertible preferred shares prohibit any person from converting the shares in a situation where such conversion would cause any person to own (or be treated as owning under applicable provisions of the Code) 10% or more of our common shares, shareholders of IPC Holdings who acquire common shares registered under the registration statement of which this prospectus is a part should not be treated as “United States shareholders” of a CFC for purposes of these rules. There can be no assurance, however, that these rules will not apply to shareholders of IPC Holdings, including as a result of their indirect ownership of the stock of IPC Holdings’ subsidiaries. Accordingly, U.S. persons who might, directly or through attribution, acquire 10% or more of the common shares of IPC Holdings or any of its subsidiaries should consider the possible application of the CFC rules.

Related Person Insurance Income Rules
      RPII Companies. Different definitions of “United States shareholder” and “controlled foreign corporation” are applicable in the case of a foreign corporation that earns “related person insurance income” (“RPII”). RPII is defined in Code section 953(c)(2) as any “insurance income” attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “United States shareholder” or a “related person” to such a shareholder. In general, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract in connection with risks located in a country other than the country under the laws of which the controlled foreign corporation is created or organized and which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.
      Generally, the term “related person” for this purpose means someone who controls or is controlled by the United States shareholder or someone who is controlled by the same person or persons that control the United States shareholder. “Control” is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles similar to the rules of section 958 of the Code. A corporation’s pension plan is ordinarily not a “related person” with respect to the corporation unless the pension plan owns, directly or indirectly, through the application of constructive ownership rules similar to those contained in section 958, more than 50%, measured by vote or value, of the stock of the corporation. For purposes of inclusion of IPCRe’s RPII or IPCRe Europe’s RPII in the income of United States shareholders, unless an exception applies, the term “United States shareholder” includes all U.S. persons who own, directly or indirectly, any amount (rather than 10% or more) of IPCRe’s or IPCRe Europe’s shares. IPCRe or IPCRe Europe will be treated as a controlled foreign corporation for RPII purposes if such United States shareholders collectively own directly, indirectly or constructively 25% or more of the shares of IPCRe or IPCRe Europe by vote or value for an uninterrupted period of at least 30 days during any taxable year. As of the date of this prospectus, AIG owns 24.2% of the common shares of IPC Holdings. Accordingly, unless an exception applies, it is likely that IPCRe and IPCRe Europe will be treated as a CFC for purposes of the RPII rules.
      RPII Exceptions. The special RPII rules do not apply if:

•	direct or indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning less than 20% of the voting power and less than 20% of the value of the shares of the insurance company (meaning, either IPCRe or IPCRe Europe);

•	RPII, determined on a gross basis, is less than 20% of the insurance company’s gross insurance income for the taxable year;

•	the insurance company elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a United States trade or business and to waive all Treaty benefits with respect to RPII; or

•	the insurance company elects to be treated as a United States corporation.
      Neither IPCRe nor IPCRe Europe intends to make either of the above described elections. Additionally, as subsidiaries of AIG are reinsured by IPCRe, as of the date of this prospectus, persons related to insureds indirectly own more than 20% of the value of the shares of IPCRe. Thus, only the second exception may be available to both IPCRe and IPCRe Europe.
      Where none of these exceptions applies, each U.S. person who owns, directly or indirectly, shares in IPC Holdings (and therefore, indirectly in IPCRe and IPCRe Europe) at the end of any taxable year, will be required to include in its gross income for United States federal income tax purposes its share of the RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to such United States shareholders holding IPC Holdings shares at the end of the taxable year, but limited to

IPCRe’s and/or IPCRe Europe’s current year earnings and profits reduced by the shareholder’s pro rata share, if any, of certain prior year deficits in earnings and profits.
      We do not believe that U.S. persons who owned IPC Holdings shares were required to include any amount of RPII in income for the taxable years 1994 to 2005 with respect to their indirect ownership of IPCRe and for the taxable years 1998 to 2005 with respect to their indirect ownership of IPCRe Europe. However, some of the factors that determine the extent of RPII in any period may be beyond our control. Consequently, there can be no assurance that you will not be required to include RPII in your income.
      Computation of RPII. In order to determine how much RPII IPCRe has earned in each taxable year, we obtain and rely upon information from IPCRe’s insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own our shares and are U.S. persons. Each year, IPCRe sends a letter after each taxable year to brokers requesting that they represent whether each person who was a policyholder was a United States shareholder of the Company or related to a United States shareholder during the year. For any taxable year in which IPCRe’s gross RPII is 20% or more of its gross insurance income for the year, we may also seek information from our shareholders as to whether direct or indirect owners of our shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among such persons. To the extent we are unable to determine whether a direct or indirect owner of shares is a U.S. person, we may assume that such owner is not a U.S. person, thereby increasing the per share RPII amount for all United States shareholders. Although both IPCRe and IPCRe Europe intend to operate in a manner that would minimize RPII, there can be no assurance that you will not be required to include amounts in your income in respect of RPII in any taxable year.
      Apportionment of RPII to United States Shareholders. If IPCRe’s or IPCRe Europe’s RPII for any future taxable year is 20% or more of its gross insurance income, every U.S. person owning, directly or indirectly, IPC Holdings shares on the last day of the taxable year in which IPCRe or IPCRe Europe is a CFC for these purposes will be required to include in gross income its share of IPCRe’s or IPCRe Europe’s RPII for such year, whether or not distributed. A U.S. person owning IPC Holdings shares during our taxable year but not on the last day of the taxable year for which IPCRe or IPCRe Europe is a controlled foreign corporation within the meaning of the RPII provisions of the Code, which would normally be December 31, is not required to include in gross income any part of IPCRe’s or IPCRe Europe’s RPII. Correspondingly, a U.S. person owning directly or indirectly IPC Holdings shares on the last day of the taxable year in which IPCRe or IPCRe Europe is a controlled foreign corporation for purposes of these provisions is required to include in its income its pro rata share of the RPII for the entire year, even though it did not own the shares for the entire year. Special rules recently adopted by the IRS may apply in determining the relative shares of any RPII of the common and preferred shareholders.
      Dividend; Basis; Exclusion of Dividends from Gross Income. A United States shareholder’s tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The shareholder may exclude from income the amount of any distribution by us to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The United States shareholder’s tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income. While, in certain circumstances, a United States shareholder may be able to exclude from income distributions with respect to RPII that a prior shareholder included in income, that exclusion will not generally be available to holders who purchase common shares in this offering or in the public trading markets and are therefore unable to identify the previous shareholder and demonstrate that such shareholder had previously included the RPII in income.
      Information Reporting. Each U.S. person who is a direct or indirect shareholder of IPC Holdings on the last day of our taxable year must attach to the income tax or information return it would normally file for the period that includes that date a Form 5471 if either IPCRe or IPCRe Europe is a CFC for RPII purposes for any continuous 30-day period during its taxable year, whether or not any net RPII income is required to be reported. Neither IPCRe nor IPCRe Europe will be considered to be a CFC for RPII purposes and, therefore, Form 5471 will not be required with respect to IPCRe or IPCRe Europe, for any taxable year in which its gross RPII constitutes less than 20% of its gross insurance income. For any year in which IPCRe’s or IPCRe Europe’s gross RPII constitutes 20% or more of its gross insurance income, we intend to provide Form 5471 to our direct or indirect United States shareholders for attachment to the returns of shareholders. The amounts of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. Failure to file Form 5471 may result in penalties. In addition, U.S. persons who at any time own 10% or more of our shares may have an independent obligation to file certain information returns.
      Uncertainty as to Application of RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. The description of RPII above is therefore qualified. Accordingly, the meaning of the RPII provisions and their application to IPC Holdings, IPCRe and IPCRe Europe is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe “such regulations as may be necessary to carry out the purposes of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” In addition, there can be no assurance that the IRS will not challenge any determinations by IPC Holdings, IPCRe or IPCRe Europe as to the amount, if any, of RPII that should be includible in your income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person considering an investment in common shares should consult its tax advisor as to the effects of these uncertainties.

Constructive Dividend
      The U.S. Internal Revenue Service, under certain circumstances, might assert that U.S. holders of our common shares must include in income a constructive dividend as a result of a decrease in the rate at which our issued and outstanding 7.25% series A mandatory convertible preferred shares can convert into our common shares and the resulting increase (if any) of the interest of the common shareholders in our assets or current or accumulated earnings and profits. While the matter is not free from doubt, such an assertion should not prevail.

Foreign Tax Credit
      Because it is anticipated that U.S. persons will own a majority of the Company’s shares, only a portion of the current income inclusions under the CFC, RPII and passive foreign investment company rules, if any, and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code, as described below) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitation. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. For foreign tax credit limitation purposes, it is likely that substantially all of the RPII and dividends that are foreign source income will constitute, if included or paid in taxable years beginning before January 1, 2007, either “passive” or “financial services” income, or if included or paid in taxable years beginning after December 31, 2006, either “passive” or “general” income. Thus, it may not be possible for most U.S. shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Tax-Exempt Shareholders
      Tax-exempt entities are generally required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income.

Dispositions of Common Shares
      Subject to the discussion below relating to the potential application of U.S. Internal Revenue Code section 1248 or the passive foreign investment company rules, you will recognize a gain or loss for United States federal income tax purposes upon the sale or exchange of any common shares equal to the difference between the amount realized upon such sale or exchange and your basis in the common shares. If your holding period for these common shares is more than one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. The use of any loss may be subject to limitations.
      Code section 1248 provides that if a U.S. person disposes of stock in a foreign corporation and such person owned directly, indirectly or constructively 10% or more of the voting shares of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% United States shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the United States income tax or information return that it would normally file for the taxable year in which the disposition occurs. Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares in a foreign corporation if the foreign corporation would be taxed as an insurance company if it were a domestic corporation and if, as expected, U.S. persons owned (directly or by attribution) 25% or more of the shares of the foreign corporation, regardless of whether the exchanging shareholder is a 10% shareholder or whether RPII constitutes 20% or more of the corporation’s gross insurance income. Existing Treasury regulations do not address whether Code section 1248 and the requirement to file Form 5471 would apply if the foreign corporation is not a CFC or an insurance company but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation and with respect to which the 25%-ownership test described above is satisfied (although, as discussed above, shareholders of 10% or more of the shares of the Company may have an independent obligation to file Form 5471). Code section 1248 and the requirement to file Form 5471 should not apply to dispositions of common shares because (i) we should not have any U.S. shareholders that own directly, indirectly or constructively 10% or more of the vote of the common shares, and (ii) we are not directly engaged in the insurance business and, under proposed regulations, Code sections 953 and 1248 appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the proposed regulations will not be amended or promulgated in final form so as to provide that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of common shares. In that event, we would notify shareholders that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of common shares. Thereafter, we will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Code section 1248 and the requirement to file Form 5471 apply to dispositions of common shares. We will attach to this notice a copy of Form 5471 completed with all our information and instructions for completing the shareholder information portion of Form 5471.

Passive Foreign Investment Companies
      Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if:

•	75% or more of its income constitutes “passive income” or

•	50% or more of its assets produce passive income.
      If we were to be characterized as a PFIC, U.S. holders of our common shares would be subject to a penalty tax at the time of their sale at a gain of, or receipt of an “excess distribution” with respect to, their common shares, unless such shareholders elected to be taxed on their pro rata share of our earnings whether or not such earnings were distributed. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of United States federal income tax for such period. In addition, if we were to be characterized as a PFIC, dividends on the common shares would not be eligible for the special rate applicable to “qualified dividend income.” See “— Dividends” above.
      For the above purposes, “passive income” is defined to include income of the kind that would be foreign personal holding company income under Code section 954(c), and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income “derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business . . . .”
      This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In our view, both IPCRe and IPCRe Europe are each predominantly engaged in an insurance business and each does not have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions (unlike the RPII provisions of the Code) contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received “directly its proportionate share of the income . .. .” and as if it “held its proportionate share of the assets . . .” of any other corporation in which it owns at least 25% by value of the stock. While no detailed guidance is provided by the statutory language, under this look-through rule we should be deemed to own the assets and to have received the income of our insurance subsidiaries directly for purposes of determining whether we qualify for the insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future. Each U.S. person considering an investment in common shares should consult its tax advisor as to the effects of the PFIC rules.
Non-U.S. Holders
      Subject to certain exceptions, non-U.S. persons will be subject to United States federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, common shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the U.S. Non-resident alien individuals will not be subject to U.S. estate tax with respect to common shares of IPC Holdings.
All Shareholders
      Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the common shares to U.S. persons. Thus, you may be subject to backup withholding with respect to dividends paid by such persons, unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.
      Backup withholding is not an additional tax and may be credited against your regular federal income tax liability.

      The foregoing discussion is based upon current law. Your tax treatment may vary depending on your particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to you.
      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE COMMON SHARES.
ERISA
      The fiduciary standards of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) should be considered by the fiduciary of a pension, profit sharing or other employee benefit plan subject to Title I of ERISA (a “Plan”) in the context of the Plan’s particular circumstances before authorizing an investment in any of the securities described in this prospectus. In addition, the fiduciary of a Plan should consider whether IPC Holdings or any of its affiliates may be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the “Code” with respect to the Plan. In that circumstance, the acquisition of debt securities, share purchase contracts or units by such a Plan or with Plan assets could give rise to a prohibited transaction within the meaning of ERISA or the Code, unless those securities are acquired under an exemption issued by the Department of Labor. Exemptions that may be available include an exemption for transactions effected on behalf of the plan by a “qualified professional asset manager” or an “in-house asset manager”. The assets of a pension, profit sharing or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. If you are an insurance company or the fiduciary of a Plan and you are considering an investment in the securities described in this prospectus, you should consult your legal counsel.
PLAN OF DISTRIBUTION
Primary Offering and Sale of Securities
      We may offer and sell the securities from time to time as follows:

•	to or through underwriters or dealers;

•	directly to other purchasers;

•	through designated agents; or

•	through a combination of any of these methods of sale.
      In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
      If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
      Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.
      In some cases, we may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus and the applicable prospectus supplement may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. In addition, we or any of our affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after the initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices.
      The securities, including securities issued or to be issued by us or securities borrowed from third parties in connection with arrangements under which we agree to issue securities to underwriters or their affiliates on a delayed or contingent basis, that we distribute by any of these methods may be sold to the public, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.
      This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire securities of us to be issued on a delayed or contingent basis.
      We may solicit, or may authorize underwriters, dealers or agents to solicit, offers to purchase securities directly from the public from time to time, including pursuant to contracts that provide for payment and delivery on future dates. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents and will describe the material terms of any such delayed delivery arrangements, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.
      In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.
      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.
      Unless otherwise specified in the applicable prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common shares. Any common shares sold pursuant to a prospectus supplement will trade on the Nasdaq National Market System, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.
      If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.
      We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities that may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.
      In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.
      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.
      If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. These contracts will be subject to only those conditions stated in the prospectus supplement, and the prospectus supplement will state the commission payable to the solicitor of such offers.
      We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or solicit an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.
      Underwriters, dealers and agents, and their respective affiliates and associates, may engage in transactions with or perform services for us, or be customers of ours, in the ordinary course of business.
Remarketing Transactions and Other Resales
      We or any of our affiliates may use this prospectus in connection with offers and sales of the securities in remarketing transactions and other resales. In a remarketing transaction, we may resell a security acquired from other holders after the original offering and sale of the security. Resales may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, our affiliates may act as principal or agent, including as agent for the counterparty in a transaction in which the affiliate acts as principal, or as agent for both counterparties in a transaction in which the affiliate does not act as principal. Our affiliates may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.
      In connection with a remarketing transaction, one or more firms, referred to as “remarketing firms”, may also offer or sell the securities, if the applicable prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to indemnification by us under agreements that may be entered into with us or the trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us and the trusts in the ordinary course of business.
Secondary Sales by Selling Securityholders Generally
      Selling securityholders may use this prospectus in connection with resales of the securities for their account. The applicable prospectus supplement will identify the selling securityholders, the terms of the securities and the method of distribution thereof. Sales may be made in the methods described above, including (but not limited to) through firm or best efforts underwritings, in transactions effected in the market, at a fixed price or prices (which may be changed), at market prices or prices relating thereto, at negotiated prices or as otherwise described in the applicable prospectus supplement. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

Secondary Sales by AIG

Registration Rights
      As of the date of this prospectus, AIG owns 15,397,000, or 24.2%, of our issued and outstanding common shares. Other than AIG, as described below, none of our securityholders currently has registration rights.
      The following table sets forth information as of April 20, 2006 regarding beneficial ownership of common shares by AIG, which may offer common shares pursuant to this prospectus.

	Beneficial Ownership of			Beneficial Ownership of
	Selling Securityholder			Selling Securityholder
	Before the Offering(1)			After the Offering(1)
Name and Address of			Number of Common
Beneficial Owner	Number	Percentage(2)	Shares Offered	Number	Percentage(2)

American International Group, Inc.	15,397,000	24.2%	15,397,000	(3)	(3)
70 Pine Street
New York, New York
10270

(1)	Our Bye-Laws contain provisions limiting the total voting power of shareholders owning specified percentages of our common shares. See “Description of Common Shares and Preferred Shares that May Be Offered” in this Prospectus.

(2)	Calculated on the basis of 63,606,290 common shares issued and outstanding as of March 31, 2006.

(3)	AIG may sell up to the number of common shares listed in the first column of this table. The prospectus supplement relating to any such sale will provide further details regarding such sale and the number of common shares owned by AIG following any such sale.

      Pursuant to a letter agreement dated October 31, 2005, we have provided AIG with three demand registration rights covering its existing common share ownership until December 31, 2012. The demand registration rights set forth in the letter agreement were provided to AIG on the terms and subject to the conditions specified with respect to demand registration rights held by AIG pursuant to the previously in-effect registration rights agreement, dated as of March 13, 1996, by and between the Company and certain rightholders set forth therein. Pursuant to the letter agreement, AIG agreed to pay all of our out-of-pocket expenses (as well as bear its own expenses) in connection with the performance by us of our registration obligations under the letter agreement.
      On April 19, 2006, AIG notified us that it intended to exercise its demand registration rights to register for sale up to all of the 15,397,000 common shares it owns in a public offering, subject to market conditions. The manner, timing and execution of any sale of AIG’s IPC shares is in AIG’s discretion and subject to market conditions and there is no assurance it will occur.

Certain Business Relationships
      Since our formation, subsidiaries of AIG have provided administrative, investment management and custodial services to IPC Holdings and IPCRe, and our Secretary and Assistant Secretaries are also officers of subsidiaries and affiliates of AIG. Regardless of any sale by AIG of its IPC common shares, these business relationships with the Company are expected to continue following any such sale. Mr. S. George Cubbon, a Director since January 1, 2006, is President and Chief Executive Officer of AICO, AIG’s Bermuda-based management company, and intends to remain on IPC Holdings’, IPCRe’s and IPCUSL’s Boards of Directors after any such sale referred to above.
      Administrative Services. Our day-to-day administrative services are performed by AICO, a wholly-owned subsidiary of AIG, pursuant to an administrative services agreement (the “Administrative Services Agreement”). Services and facilities provided pursuant to the Administrative Services Agreement include tax, legal and accounting services, office space in Bermuda, electronic data services and other services required by IPC in the ordinary course of business. The fees payable in connection with such administrative services are equal to 2.5% of the first $500 million of annual gross premiums written, 1.5% of the next $500 million of annual gross premiums written and 1.0% of any additional gross premiums written. The Administrative Services Agreement originally terminated on June 30, 2003 and was, pursuant to its terms, automatically renewed for a three-year term thereafter. The Administrative Services Agreement currently terminates on June 30, 2006 and is automatically renewed thereafter for successive three-year terms unless prior written notice to terminate is delivered by or to AICO at least 180 days prior to the end of such three-year term. It was decided not to give written notice, and the Company and AICO are currently renegotiating certain terms and services provided under the Administrative Services Agreement. Fees payable for such administrative services totaled $11.9 million for the year ended December 31, 2005. In addition to such fees, IPC paid $50,000 to AICO for its president’s service as IPC’s Chairman of the Board for the year ended December 31, 2005.
      IPCRe Europe Limited is party to an agreement with AIG Insurance Management Services (Ireland) Ltd. (“AIMS”), an indirect wholly-owned subsidiary of AIG, under which AIMS provides administrative services for an annual fee of approximately $50,000 per annum.
      Investment Management Services. AIG Global Investment Corp. (Ireland) Ltd. (“AIGIC”), an indirect wholly-owned subsidiary of AIG, provides investment management services to IPC. AIGIC manages our investment portfolio, subject to our investment guidelines, pursuant to an investment advisory agreement (the “Investment Management Agreement”). The Investment Management Agreement has an open term and may be terminated by either party on 30 days’ prior written notice. We pay AIGIC different levels of monthly fees, which are based on the month-end market values of our various investment portfolios managed by AIGIC (fixed income and money market instruments, U.S. equities, global equities and hedge funds). The advisory fee totaled $2.37 million for the year ended December 31, 2005. Due to the overall advisory fee paid to AIGIC, IPC receives a rebate (approximately $2.33 million in 2005) on the underlying management fees charged by AIG/ Sun America to manage two equity funds in which we invest. The performance of AIGIC under the Investment Management Agreement is reviewed periodically by IPC. AIGIC has entered into a Sub-Advisory Agreement with AIG Global Investment Corp. Ltd. (Europe) (“AIGIC (Europe)”), an indirect wholly-owned subsidiary of AIG, pursuant to which AIGIC (Europe) advises AIGIC on the management of IPC’s investment portfolio.
      Custodial Services. AIG Global Investment Trust Services Limited (“AIGITS”), an indirect wholly-owned subsidiary of AIG based in Ireland, provides custodial services to us pursuant to a custodial agreement (the “Custodial Agreement”). The Custodial Agreement provides for an annual fee of 0.04% of the market value of the portfolio plus reimbursement of reasonable out-of-pocket expenses, including, but not limited to, legal fees. The Custodial Agreement has an open term and may be terminated by us or by AIGITS on 90 days prior written notice. Fees incurred under the Custodial Agreement were $781,000 for the year ended December 31, 2005.
      Underwriting Services. IPCUSL entered into an underwriting agency agreement with Allied World Assurance Company, Ltd (“AWAC”), a multi-line insurance and reinsurance company. AWAC is a wholly-owned subsidiary of Allied World Assurance Holdings, Ltd, in which AIG holds a 23.3% ownership interest. Under the agreement, IPCUSL underwrites, on an exclusive basis, property catastrophe treaty reinsurance written by AWAC. IPCUSL receives an agency commission of 6.5% of gross premiums written. The agency commission earned during the year ended December 31, 2005 was approximately $5.2 million. These underwriting services will be terminated effective November 30, 2007.
VALIDITY OF SECURITIES
      Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities under Bermuda law will be passed upon for IPC Holdings by Conyers Dill & Pearman, Hamilton, Bermuda. Unless otherwise indicated in the applicable prospectus supplement, certain matters of New York law will be passed upon for us by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP may rely as to matters of Bermuda law upon the opinion of Conyers Dill & Pearman. Conyers Dill & Pearman may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP, who serves as our U.S. counsel, also represents AIG and its subsidiaries on an ongoing basis.
EXPERTS
      The consolidated financial statements of IPC Holdings, Ltd. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE UNITED STATES
FEDERAL SECURITIES LAWS
      IPC Holdings is a Bermuda exempted company, and certain of our officers and directors are residents of various jurisdictions outside of the United States. All or a substantial portion of our assets and those of our officers and directors, are or may be located in jurisdictions outside the U.S. In particular, IPCRe is also a Bermuda company. Therefore, it ordinarily could be difficult for investors to effect service of process within the U.S. on us or our officers and directors who reside outside of the U.S. or to enforce against us or them judgments of courts in the U.S., including judgments predicated upon civil liability under the U.S. federal securities laws. Notwithstanding the foregoing, we have irrevocably agreed that we may be served with process with respect to actions based on offers and sales of the securities made by this prospectus in the U.S. by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent appointed for that purpose.

      Uncertainty exists as to whether the courts of Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against us or our directors and officers under the securities laws of those jurisdictions or entertain certain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

13,397,000 Shares
IPC Holdings, Ltd.
Common Shares

Sole Book-Runner
Citigroup
Lead Manager
Morgan Stanley
Co-Managers

Keefe, Bruyette & Woods Dowling & Partners	HSBC Ferris, Baker Watts	Wachovia Securities Fox-Pitt, Kelton